                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                               ------------------

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of Earliest Event Reported) September 29, 2000


                              IMMERSION CORPORATION
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


            Delaware                       000-27969                     94-3180138
-------------------------------      ------------------------        -------------------
(State or Other Jurisdiction of      (Commission File Number)           (IRS Employer
        Incorporation)                                                Identification No.)


   801 Fox Lane, San Jose, California                                        95131
----------------------------------------------------------------------------------------
(Address of Principal Executive Offices)                                   (Zip Code)


Registrant's telephone number, including area code:  (408) 467-1900

                                 Not Applicable
--------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

ITEM 5. OTHER ITEMS AND REGULATION FD DISCLOSURE.

     On September 29, 2000, Immersion Corporation acquired HT Medical Systems, Inc., ("HT") through the merger of Immersion's wholly owned subsidiary with and into HT, under an Agreement and Plan of Reorganization, dated as of July 31, 2000, among Immersion, Merger Sub, HT and Greg Merril, as the representative of HT's stockholders. The merger was accounted for as a pooling of interests as described in Note 18 to the consolidated financial statements.

     Immersion is filing this report to provide historical financial statements and additional disclosure to reflect combined operating results of Immersion and HT. In this current report, "Immersion," "we," "us," and "our" refer to Immersion Corporation.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.


                      SELECTED CONSOLIDATED FINANCIAL DATA

        The data set forth below has been restated to give retroactive effect to the merger of Immersion and HT Medical Systems, Inc. (HT) on September 29, 2000 which has been accounted for as a pooling of interests as described in note 18 to our consolidated financial statements. The selected consolidated financial data set forth below for the fiscal years ended December 31, 1999, 1998 and 1997 and the consolidated balance sheet data as of December 31, 1999 and 1998 are derived from our audited consolidated financial statements, which are included elsewhere in this Current Report. The selected consolidated balance sheet data as of December 31, 1997 is derived from the combination of our respective audited consolidated financial statements that are not included in this Current Report. The selected consolidated financial data as of and for the fiscal year ended December 31, 1996 is derived from the combination of Immersion's audited consolidated financial statements and HT's audited financial statements (which disclaimed an opinion on the statements of income, stockholders' equity (deficiency) and cash flows for the year then ended due to a scope limitation on the opening balance sheet) that are not included in this Current Report. The selected consolidated financial data as of and for the fiscal year ended December 31, 1995 is derived from the combination of our respective unaudited consolidated financial statements that are not included in this Current Report . The consolidated statement of operations data for the nine months ended September 30, 2000 and 1999 and the balance sheet data as of September 30, 2000 are derived from our unaudited condensed consolidated financial statements included elsewhere in this Current Report. Immersion believes that the unaudited consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the statements.

        Prior to the merger, HT ended its fiscal year on May 31. Subsequent to the merger, HT changed its fiscal year end to December 31 to conform to Immersion's presentation. The consolidated financial statements as of and for the nine months ended September 30, 2000 include amounts for HT as of September 30, 2000 and for the nine months then ended. The consolidated statement of operations for the nine months ended September 30, 1999 includes amounts for HT for the nine months ended February 2000. The restated consolidated balance sheets as of December 31, 1999, 1998, 1997, 1996 and 1995 include amounts for HT as of May 31, 2000, 1999, 1998, 1997 and 1996 respectively. The consolidated statements of operations for each of the five years ended December 31 include amounts for HT for the fiscal years ended five months later. As a result of this presentation, HT's results of operations for the five months ended May 31, 2000 are included in both the year ended December 31, 1999 and the nine months ended September 30, 2000, and HT's result of operations for the two months ended February 2000 are included in both the nine months ended September 30, 2000 and 1999. Revenue and net loss for HT for the five months ended May 31, 2000 were $973,000 and $2,427,000 respectively. Revenue and net loss of HT for the two months ended February 29, 2000 were $444,000 and $779,000, respectively. The following financial data is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this Current Report. Historic results are not necessarily indicative of the results that may be expected for any future period or for a full year.


                                                   NINE MONTHS ENDED
                                                      SEPTEMBER 30,            YEAR ENDED DECEMBER 31,
                                                  --------------------------------------------------------------------------------
                                                    2000        1999        1999        1998        1997        1996       1995
                                                  --------    --------    --------    --------    --------    --------    --------
                                                                        (in thousands, except per share data)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
       Royalty revenue                            $  2,158    $  1,265    $  2,211    $    321    $     14    $     --    $     --
       Product sales                                 5,179       4,479       6,063       4,472       2,952       2,022       1,068
       Development contracts and other               2,715       2,222       2,668       3,910       3,918       2,895       2,675
                                                  --------    --------    --------    --------    --------    --------    --------
            Total revenues                          10,052       7,966      10,942       8,703       6,884       4,917       3,743
                                                  --------    --------    --------    --------    --------    --------    --------

Costs and expenses:
       Cost of product sales                         2,822       2,128       2,964       1,954       1,226         947         540
       Sales and marketing                           7,713       2,239       3,547       1,612       1,225         806         224
       Research and development                      4,974       3,943       5,518       5,168       3,787       3,152       2,108
       General and administrative                    5,852       4,023       5,250       3,283       2,052       1,237       1,067
       Amortization of intangibles and deferred
          stock compensation                         3,460         876       1,385         245          27           1          --
       In-process research and development           3,469       1,190       1,190          --          --          --          --
                                                  --------    --------    --------    --------    --------    --------    --------
            Total costs and expenses                28,290      14,399      19,854      12,262       8,317       6,143       3,939
                                                  --------    --------    --------    --------    --------    --------    --------
Operating loss                                     (18,238)     (6,433)     (8,912)     (3,559)     (1,433)     (1,226)       (196)
Other income (expense)                               1,451        (715)       (558)       (110)       (185)       (104)        (11)
                                                  --------    --------    --------    --------    --------    --------    --------
Net loss                                          $(16,787)   $ (7,148)   $ (9,470)   $ (3,669)   $ (1,618)   $ (1,330)   $   (207)
                                                  ========    ========    ========    ========    ========    ========    ========
Basic and diluted net loss per share              $  (0.96)   $  (1.10)   $  (1.21)   $  (0.73)   $  (0.40)   $  (0.37)   $  (0.06)
                                                  ========    ========    ========    ========    ========    ========    ========
Shares used in calculating basic and
   diluted net loss per share                       17,509       6,478       7,852       5,023       4,004       3,571       3,200
                                                  ========    ========    ========    ========    ========    ========    ========

                                                  NINE MONTHS ENDED
                                                    SEPTEMBER 30               YEAR ENDED DECEMBER 31
                                                  --------------------------------------------------------------------------------
                                                    2000        1999        1999        1998         1997        1996      1995
                                                  --------    -------     -------     -------      -------     -------   --------
                                                                                     (in thousands)
Amortization of intangibles and deferred
   stock compensation
Amortization of intangibles                         1,834        684       1,033         211           --          --         --
Deferred stock compensation--sales and
   marketing                                          143         41          61          --           --          --         --
Deferred stock compensation--research and
   development                                      1,048         21          72          34           27           1         --
Deferred stock compensation--general and
   administrative                                     435        130         219          --           --          --         --
                                                  --------------------------------------------------------------------------------
                                                    3,460        876       1,385         245           27           1         --
                                                  ================================================================================

                                                                                           December 31,
                                             September 30,             ----------------------------------------------------
                                                2000                    1999        1998      1997        1996       1995
                                               -------                 -------    -------    -------     -------    -------
                                           (in thousands)                                (in thousands)
CONSOLIDATED BALANCE SHEET DATA:
     Cash and cash equivalents                 $24,899                 $46,606    $ 2,595    $   663     $   459    $    52
     Working capital                            31,697                  50,657      3,940      2,331         981        786
     Total assets                               63,608                  60,987      7,123      2,576       2,253      1,804
     Redeemable convertible preferred stock         --                      --      1,476      1,471          --         --
     Long-term obligations                       3,928                   3,823      1,914      1,849       1,313        281
     Total stockholders' equity (deficiency)    53,224                  52,963      2,136       (446)        247        788

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                           FORWARD-LOOKING STATEMENTS

     Statements made in this current report, other than statements of historical fact, are forward-looking statements. This current report, including the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes to Consolidated Financial Statements contain forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements.

     These risks and other factors include those listed under "Risk Factors" in our reports and registration statements filed with the Securities and Exchange Commission and elsewhere in this current report. Forward-looking statements may, but do not necessarily, include words such as "anticipate," "believe," "plan," "expect," "future," "intend," "may," "will," "should," "estimate," "predict," "potential," "continue," the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors" in our reports and registration statements filed with the Securities and Exchange Commission. These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform the prior statements to actual results or revised expectations.

OVERVIEW

        Immersion was founded in 1993 to develop technologies that help improve human to computer interaction. Historically, we have derived most of our revenues from sales of products and from development contracts. We began generating royalty revenue in the first quarter of 1997 and anticipate that royalty revenue will become an increasing percentage of our total revenues.

        We began developing touch-enabled computer peripherals in 1993. In 1995, we introduced our Impulse Engine line of high-end touch-enabled devices for industrial, research and education markets. We manufacture and sell these products directly to our customers. In 1996, we introduced I-FORCE, our first branded portfolio of touch-enabling technology for consumer markets. We license I-FORCE(R), now called TouchSense(TM), generally on a per unit royalty basis, to computer gaming peripheral manufacturers. Also in 1996, the first computer joystick incorporating I-FORCE was introduced.

        We introduced FEELit, now called TouchSense, a technology for touch-enabled cursor control products, such as mice and trackballs, in 1997. In 1998, we licensed FEELit to Logitech, which began selling the first mouse during the fourth quarter of 1999. In August 2000, Logitech announced two new lower-cost, touch-enabled mouse products, the iFeel(TM) Mouse and the iFeel(TM) MouseMan(R), each of which is targeted for use with general-purpose computer applications, such as business productivity and web applications.

        We developed the Immersion Processors, custom microprocessors for touch-enabled products that are manufactured by Kawasaki LSI, and began selling the Immersion Processors in September 1998. In addition to selling the Immersion Processors itself, we granted Kawasaki LSI a limited royalty-bearing license to sell the Immersion Processors to Logitech for use in its touch-enabled computer mouse.

        We currently sell specialized computer peripherals used in industrial and professional applications. We developed our first three-dimensional digitizer product, which is used to create three-dimensional computer images of small objects, in 1994 and currently sell this product under the name MicroScribe-3D. We began developing our Softmouse product, a specialized computer mouse used for mapmaking, in 1994. This mouse product is sold to original equipment manufacturers. We began developing technology and products for the medical market in 1993. We derive revenues from selling medical training and simulation products that allow medical personnel to practice procedures without placing patients at risk. In May 2000, we licensed our touch-enabled products to BMW for use in automotive controls.

        We have entered into numerous contracts with government agencies and corporations since 1993. Government contracts help fund advanced research and development, are typically less than two years in duration, are usually for a fixed price or for its costs plus a fixed fee, and allow the government agency to license the resulting technology for government applications, specifically excluding any commercial activity. Corporate contracts are typically for product development consulting, are for a fixed fee and are also less than two years in duration.

        Since inception, we have completed a number of acquisitions of patents and technology. We capitalize the cost of patents and technology and license agreements, except for amounts relating to acquired in-process research and development for which there is no alternative future use. As of December 31, 1999, we have capitalized patents and technology of $4.7 million, net of accumulated amortization of $714,000. We are amortizing these patents and technology over the estimated useful life of the technology of nine years. Of this amount, we capitalized patents and technology of $3.3 million, associated with the acquisition of patents and technology from Cybernet in March 1999. We have amortized the Cybernet patents and technology over the estimated useful life of the technology of nine years.

        We recognize revenues in accordance with applicable accounting standards including American Institute of Certified Public Accountants' Statement of Position 97-2, Software Revenue Recognition, as amended. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or service has been rendered, the fee is fixed and determinable, and collectibility is probable. This generally occurs at the time of shipment.
We recognize fixed-fee contract revenue under the cost-to-cost percentage-of-completion accounting method based on the actual physical completion of work performed and the ratio of costs incurred to total estimated costs to complete the contract. We recognize allowable fees under cost-reimbursement contracts as costs are incurred. Losses on contracts are recognized when determined. Revisions in estimates are reflected in the period in which the conditions become known. We recognize royalty revenue based on royalty reports or related information received from the licensee. On July 19, 1999, we entered into an irrevocable, perpetual, non-exclusive, worldwide license agreement with Microsoft under which Microsoft paid us a lump sum of $2.35 million to cover all shipments of Microsoft's SideWinder Force Feedback Wheel and its SideWinder Force Feedback Pro Joystick and a replacement version of these specific SideWinder products having essentially similar functional features. Under the terms of the agreement, we recognized the license payment as revenue in equal monthly increments over the twelve-month period that ended in mid-July, 2000.

        Our cost of product sales consists primarily of materials, labor and overhead. There is no cost of sales associated with royalty revenue or development contract revenue. Our research and development expenses are comprised primarily of headcount and related compensation and benefits, consulting fees, costs of acquired technology, tooling and supplies and an allocation of facilities costs. Our sales and marketing expenses are comprised primarily of employee headcount and related compensation and benefits, advertising, trade shows, brochures, travel and an allocation of facilities costs. Our general and administrative expenses are comprised primarily of employee headcount and related compensation and benefits, legal and professional fees, office supplies, recruiting, travel and an allocation of facilities costs.

        We signed a co-marketing agreement with Logitech during the fourth quarter of fiscal 1999 in which we agreed to assist Logitech with the launch and promotion of its touch-enabled mice. Under the terms of the agreement, for a period of five calendar quarters, beginning in the first calendar quarter of 2000, we are required to reimburse Logitech for certain marketing related expenses not to exceed $200,000 per quarter, an expense funded with working capital. Only third-party marketing services that are targeted at promoting Logitech's touch-enabled mice are eligible for reimbursement. In addition, all promotional activities must be approved by us in advance. In order to remain eligible for reimbursement, Logitech must include our brand and slogan on all its marketing materials that reference touch-enabled functionality or products, and meet other conditions regarding its touch-enabled mice.

        We recorded deferred stock compensation of $2.5 million in 1999 from the issuance of employee and director stock options. We are amortizing the deferred stock compensation over the terms of the related option agreements, which range up to four years.

Historical Results of Operations

The following table sets forth our statement of operations data as a percentage of total net revenues.

                                                                 Percentage of
                                                                 Total Net Revenues
                                                                 Year Ended December 31,
                                                                 1999       1998       1997
Net revenues:
              Royalty revenue                                    20.2%       3.7%       0.2%
              Product sales                                      55.4       51.4       42.9
              Development contracts and other                    24.4       44.9       56.9
                                                                -----      -----      -----
                           Total revenues                       100.0      100.0      100.0
                                                                -----      -----      -----

Costs and expenses:
              Cost of product sales                              27.1       22.5       17.8
              Sales and marketing                                32.4       18.5       17.8
              Research and development                           50.4       59.4       55.0
              General and administrative                         48.0       37.7       29.8
              Amortization of intangibles and deferred stock
                compensation                                     12.7        2.8        0.4
              In-process research and development                10.9         --         --
                                                                -----      -----      -----
                           Total costs and expenses             181.5      140.9      120.8
                                                                -----      -----      -----
              Operating loss                                    (81.5)     (40.9)     (20.8)
              Interest and other expense, net                    (5.1)      (1.3)      (2.7)
                                                                -----      -----      -----

                                                                Percentage of
                                                                Total Net Revenues
                                                                Year Ended December 31,
                                                                 1999       1998       1997
              Net loss                                          (86.6)%    (42.2)%    (23.5)%
                                                                =====      =====      =====



COMPARISON OF YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

        Total Revenues. Our total revenues for the year ended December 31, 1999 increased to $10.9 million from $8.7 million in 1998, an increase of 26%. The year over year increase was primarily the result of a $1.9 million or 589% increase in royalty revenue due to increased 1999 sales by our I-FORCE licensees and $1.1 million in revenues recognized under the Microsoft agreement. The remainder of the 1999 increase in sales over 1998 was due to an increase in product sales of $1.6 million or 36%, which was partially offset by a decrease in contract revenue of $1.2 million, or 32%. The increase in product sales is mainly attributed to a $1.3 million increase in sales of professional medical products, and a $343,000 increase in Immersion Processors sales with smaller increases and decreases in other product categories. The decrease in contract revenue is mainly attributed to the conclusion of several long-term contracts and the conscious shift in focus from contract and research and development revenues to product sales. Total revenue for the year ended December 31, 1998 grew by $1.8 million over total 1997 revenues. The 1998 increase was principally the result of a $1.5 million increase in product sales, primarily from professional medical products, our MicroScribe-3D and other industrial products, and a $307,000 increase in royalty revenue due to increased sales by our I-FORCE licensees in 1998.

        Cost of Product Sales. Costs of product sales were $3.0 million in 1999, $2.0 million in 1998 and $1.2 million in 1997. The $1.0 million increase in cost of product sales in 1999 is mainly due to higher sales volume, a 36% increase in product sales over the prior year and increased sales of Immersion Processors which have a higher cost of sales as a percentage of product sales than our other products. The $728,000 increase in 1998 cost of product sales over 1997 was due to increased product sales volume. Cost of product sales as a percentage of product sales was 49% in 1999, 44% in 1998 and 42% in 1997. Cost of product sales as a percentage of product sales increased in 1999 from 1998 primarily due to a 276% increase in sales of our microprocessors, which have a higher cost as a percentage of sales than our other products.

        Sales and Marketing. Sales and marketing expenses grew to $3.5 million in 1999 from $1.6 million in 1998 and $1.2 million in 1997. The $1.9 million or 120% increase in 1999 was primarily a result of increased headcount and related compensation, benefits, and overhead costs of $1.4 million and corporate identity and web development costs of $319,000. We expect sales and marketing expenses to increase significantly in absolute dollars due to planned growth of our sales and marketing organization. These planned increases include higher employee headcount and related compensation and increased advertising and marketing expenses. These planned increases also include expenses related to a co-marketing agreement that we entered into with Logitech in November 1999. Under the co-marketing agreement, we agreed to reimburse Logitech for certain marketing-related expenses not to exceed $200,000 per quarter during a five-quarter period beginning the first quarter of 2000.

        Research and Development. Research and development expenses increased to $5.5 million in 1999 from $5.2 million in 1998 and $3.8 million in 1997. The $350,000 or 7% increase in 1999 is mainly due to an increase in employee headcount and the related compensation, benefits and overhead costs. The increase from 1997 to 1998 of $1.4 million, was principally due to an increase in employee headcount and related compensation of $1.5 million, partially offset by a decrease in consulting services of $142,000. We believe that continued investment in research and development is critical to our future success, and we expect these expenses to increase in absolute dollars in future periods.

        General and Administrative. General and administrative expenses increased to $5.3 million in 1999 from $3.3 million in 1998 and $2.1 million in 1997. The $2.0 million or 60% increase in 1999 is mainly attributed to an increase of $1.0 million in employee headcount and related compensation, benefits, overhead costs and an $824,000 increase in recruiting costs. The recruiting expenses are predominantly from cash and stock compensation given to a recruiter for identifying and employing three senior members of Immersion's management team. The increase from 1997 to 1998 was principally due to an increase in employee headcount and related compensation and benefits of $584,000, an increase in legal and professional fees of $147,000 and an increase in consulting services of $109,000. We expect that the dollar amount of general and administrative expenses will increase in the future as we incur the significant additional costs related to being a public company.

        Amortization of Intangibles and Deferred Stock Compensation. Amortization of intangibles and deferred stock compensation increased to $1.4 million in 1999 from $245,000 in 1998 and $27,000 in 1997. Amortization of licenses and patents was $551,000 in 1999 and $211,000 in 1998 representing a $340,000 increase year over year. The remainder of the 1999 increase is due to $482,000 of amortization on a consulting agreement signed in March 1999 and $306,000 of stock compensation amortization. We incurred $27,000 of amortization expense related to intangibles and deferred stock compensation in 1997.

        In-Process Research and Development. During the year ended December 31, 1999 we incurred a charge of $1.2 million for in-process research and development resulting from the March 1999 acquisition of patents and in-process technology from Cybernet. The patents and technology were acquired in exchange for 1,291,200 shares of our common stock. We capitalized $3.6 million of purchased patents and technology in connection with this acquisition. Strategically, this acquisition allowed us to increase the strength of our intellectual property portfolio by obtaining Cybernet's portfolio of issued patents and pending patent applications relating to hardware mechanisms and software architectures designed to deliver tactile sensations to computer users. It also allowed Immersion to obtain five in-process research and development projects that embody aspects of the acquired intellectual property and that have potential commercial value. These include a flexible force feedback development environment that allows developers to implement varying levels of force feedback functionality; a three-degree-of-freedom joystick that uses brushless motor and encoder technology; a six-degree-of-freedom hand controller; a flight yoke that realistically simulates the motion and feel of airplane controls; and a device that allows the user to touch three-dimensional objects. (See Note 2 of notes to consolidated financial statements.)

        Interest and Other Expense, Net. Interest and other expense, consists primarily of interest and warrant expense partially offset by interest income, dividend income and capital gains from cash and cash equivalents and short-term investments. Interest and other expense, net was $558,000 in 1999, $110,000 in 1998 and $185,000 in 1997. The significant increase in 1999 was due to interest expense on the Medtronic convertible note and other notes, as well as the amortization of warrant costs related to the Medtronic warrant. This expense was partially offset by an increase in interest income on cash and cash equivalents and short-term investments chiefly from the $48.3 million net proceeds of our public offering on November 12, 1999. The 1998 decrease from 1997 interest and other expense, is largely due to income from increases in cash and cash equivalents and short-term investments of those years.

LIQUIDITY AND CAPITAL RESOURCES

        Prior to our initial public offering on November 12, 1999 we funded our operations primarily from the sale of preferred stock as well as loans and investments from strategic partners. Net proceeds from the initial public offering were $48.3 million. As of December 31, 1999, we had an accumulated deficit of $18.0 million and working capital of $50.7 million, including cash and cash equivalents of $46.6 million.

        Net cash used in operating activities during 1999 was $2.4 million, primarily attributable to a net loss of $9.5 million partially offset by noncash charges of $4.5 million, a $1.5 million increase in deferred revenue and increases in accounts payable and accrued compensation of $671,000. Other current liabilities at December 31, 1999 included deferred revenue of $1.7 million. Of this amount, $1.3 million represents the unamortized portion of the $2.35 million license payment received from Microsoft in July 1999. In 1998, net cash used in operating activities was $3.5 million, primarily attributable to a net loss of $3.7 million, an increase of $1.0 million in accounts receivable partially offset by noncash charges of $745,000. In 1997, net cash used in operating activities was $1.3 million, primarily attributable to a net loss of $1.6 million, partially offset by noncash charges of $565,000.

        Net cash used in investing activities during 1999 was $6.1 million and primarily consisted of purchases of $4.8 million of short-term investments and $1.7 million of property and equipment, intangibles, and other assets, offset by $403,000 from sales of short-term investments. In 1998, net cash provided by investing activities was $72,000, attributable to $3.8 million from sales of short-term investments primarily offset by $2.9 million of purchases of short-term investments and $737,000 for purchases of property and equipment and patents and technology. In 1997, net cash used in investing activities was $1.2 million, and was attributable to $1.5 million of purchases of short-term investments and $275,000 of purchases of property, offset by $538,000 from sales of short-term investments. In order to improve our rate of return on cash and still provide short-term liquidity, we periodically purchase or sell short-term investments, which typically are interest-bearing, investment-grade securities with a maturity of greater than 90 days and less than one year.

        Net cash provided by financing activities during 1999 was $52.5 million, and consisted primarily of net proceeds of $48.3 million from our initial public offering of common stock in November, 1999, net proceeds from notes payable of $3.9 million, and $256,000 from the exercise of stock options and warrants. In 1998, net cash provided by financing activities was $5.4 million and was attributable primarily to net proceeds of $5.4 million from the sale of preferred stock and $1.8 million from the exercise of stock options, offset by the repurchase of $1.8 million of stock. In 1997, net cash provided by financing activities was $2.7 million and was attributable primarily to the proceeds from the sale of preferred stock of $1.5 million, the proceeds from the exercise of stock options of $733,000 and $500,000 from the proceeds of notes payable.

        We believe that our cash, cash equivalents and short-term investments, will be sufficient to meet our working capital needs and capital expenditure requirements for at least the next 12 months. We anticipate that capital expenditures for the full year ended December 31, 2000 will total approximately $2.0 million in connection with anticipated growth in operations, infrastructure and personnel. If the Company acquires one or more businesses or products, the Company's capital requirements could increase substantially. In the event of such an acquisition or should any unanticipated circumstances arise which significantly increase the Company's capital requirements, there can be no assurance that necessary additional capital will be available on terms acceptable to the Company, if at all.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

        The Company has limited exposure to financial market risks, including changes in interest rates. The fair value of the Company's portfolio or related income would not be significantly impacted by a 100 basis point increase or decrease in interest rates due mainly to the short-term nature of the major portion of our investment portfolio. An increase or decrease in interest rates would not significantly increase or decrease interest expense on debt obligations due to the fixed nature of the Company's debt obligations. The Company's foreign operations are limited in scope and thus the Company is not materially exposed to foreign currency fluctuations.

RECENT ACCOUNTING PRONOUNCEMENTS

        In June 1998,the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities,or SFAS No. 133. This statement requires companies to record derivatives on the balance sheet as assets or liabilities measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 will be effective for Immersion beginning in 2001. We believe that this statement will not have a significant impact on our financial condition and results of operations.

                     IMMERSION CORPORATION AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                             PAGE
                                                                                             ----
Independent Auditors' Report..............................................................    F-2
Report of Independent Auditors............................................................    F-3
Consolidated Balance Sheets as of December 31, 1999 and 1998..............................    F-4
Consolidated Statements of Operations for the Years Ended December 31, 1999,
  1998 and 1997 ..........................................................................    F-5
Consolidated Statements of Stockholders' Equity and Comprehensive Loss
  for the Years Ended December 31, 1999, 1998 and 1997....................................    F-6
Consolidated Statements of Cash Flows for the Years Ended December 31, 1999,
1998 and 1997 ............................................................................    F-8
Notes to Consolidated Financial Statements for the Years Ended
  December 31, 1999, 1998 and 1997........................................................   F-10

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Immersion Corporation:

We have audited the consolidated balance sheets of Immersion Corporation and its subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of Immersion Corporation and HT Medical Systems, Inc., which has been accounted for as a pooling of interests as described in Note 18 to the consolidated financial statements. We did not audit the consolidated balance sheets of HT Medical Systems, Inc. as of May 31, 2000 and 1999, or the related consolidated statements of operations, stockholders' deficit and cash flows of HT Medical Systems, Inc. for each of the three years in the period ended May 31, 2000, which statements reflect total assets of $1,549,000 and $1,164,000 as of May 31, 2000 and 1999, respectively, and total revenues of $2,925,000, $3,682,000, and $2,552,000 for the years ended May 31,
2000, 1999 and 1998, respectively. Those statements were audited by other auditors whose report (which as to May 31, 2000 included an explanatory paragraph with respect to substantial doubt about HT Medical Systems, Inc.'s ability to continue as a going concern and management's plan described in Note 11 to HT Medical Systems, Inc.'s financial statements not separately presented herein) has been furnished to us, and our opinion, insofar as it relates to the amounts included for HT Medical Systems, Inc. for such periods is based solely on the report of such other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Immersion Corporation and subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP
February 4, 2000
(December 21, 2000 as to Note 18)

                         Report of Independent Auditors

The Board of Directors and Stockholders
HT Medical Systems, Inc.

We have audited the accompanying consolidated balance sheets of HT Medical Systems, Inc. as of May 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the three years in the period ended May 31, 2000 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of HT Medical Systems, Inc. at May 31, 2000 and 1999 and the consolidated results of its operations and its cash flows for each of the three years in the period ended May 31, 2000 in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that HT Medical Systems, Inc. will continue as a going concern. As more fully described in Note 11, the Company has incurred recurring operating losses and has a working capital deficiency. These conditions in addition to the Company's limited capital resources raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 11. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.


ERNST & YOUNG LLP

McLean, Virginia
July 21, 2000

                     IMMERSION CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                                          DECEMBER 31,
                                                                                                   ------------------------
                                                                                                     1999            1998
                                                                                                   --------        --------
                                     ASSETS
Current assets:
  Cash and cash equivalents .....................................................................  $ 46,606        $  2,595
  Short-term investments ........................................................................     4,781             402
  Accounts receivable, net of allowances of $173 and $92, respectively ..........................     1,362           1,733
  Inventories ...................................................................................       949             641
  Prepaid expenses and other current assets .....................................................     1,160             166
                                                                                                   --------        --------
           Total current assets .................................................................    54,858           5,537

Property and equipment, net .....................................................................     1,316             547

Purchased patents and technology ................................................................     4,687             945

Other assets ....................................................................................       126              94
                                                                                                   --------        --------
Total assets ....................................................................................  $ 60,987        $  7,123
                                                                                                   ========        ========

              LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK
                            AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable ..............................................................................  $  1,372        $    858
  Accrued compensation ..........................................................................       478             321
  Other current liabilities .....................................................................     2,241             374
  Current portion of long-term debt .............................................................       103              44
  Current portion of capital lease obligation ...................................................         7              --
                                                                                                   --------        --------
           Total current liabilities ............................................................     4,201           1,597

Long-term debt, less current portion ............................................................     3,461             312

Capital lease obligation, less current portion ..................................................        34              --

Investment agreement ............................................................................        --           1,313

Warrant liability ...............................................................................       289             289

Other long-term liabilities .....................................................................        39              --
                                                                                                   --------        --------
           Total liabilities ....................................................................     8,024           3,511
                                                                                                   --------        --------
Commitments and contingencies (Notes 9 and 17)

Redeemable convertible preferred stock, Series C - $0.001 par value; 863,778
shares designated; shares issued and outstanding: 1999, 0; 1998, 863,771 ........................        --           1,476

Stockholders' equity:
  Convertible preferred stock, $0.001 par value; 5,000,000 shares authorized:
    Series A - $0.001 par value; 2,495,648 shares designated; shares issued and outstanding:
      1999, 0; 1998, 2,495,644 ..................................................................        --           1,012
    Series B - $0.001 par value; 467,390 shares designated; shares issued and outstanding:
      1999, 0; 1998, 394,757 ....................................................................        --             566
    Series D - $0.001 par value; 1,388,901 shares designated; shares issued and outstanding:
      1999, 0; 1998, 1,376,928 ..................................................................        --           5,377
  Common stock, $0.001 par value; 100,000,000 shares authorized;  shares issued and
    outstanding: 1999, 17,047,023; 1998, 5,321,246 ..............................................    71,135           3,747
  Warrants ......................................................................................     1,996              85
  Deferred stock compensation ...................................................................    (2,166)           (107)
  Accumulated other comprehensive income ........................................................        19               1
  Note receivable from stockholder ..............................................................       (17)            (17)
  Accumulated deficit ...........................................................................   (18,004)         (8,528)
                                                                                                   --------        --------
           Total stockholders' equity ...........................................................    52,963           2,136
                                                                                                   --------        --------
Total liabilities, redeemable convertible preferred stock and stockholders' equity ..............  $ 60,987        $  7,123
                                                                                                   ========        ========

                 See notes to consolidated financial statements.

                     IMMERSION CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                      YEARS ENDED DECEMBER 31,
                                                                             ----------------------------------------
                                                                               1999            1998            1997
                                                                             --------        --------        --------
Revenues:
  Royalty revenue ....................................................       $  2,211        $    321        $     14
  Product sales ......................................................          6,063           4,472           2,952
  Development contracts and other ....................................          2,668           3,910           3,918
                                                                             --------        --------        --------
           Total revenues ............................................         10,942           8,703           6,884
                                                                             --------        --------        --------
Costs and expenses:
  Cost of product sales ..............................................          2,964           1,954           1,226
  Sales and marketing ................................................          3,547           1,612           1,225
  Research and development ...........................................          5,518           5,168           3,787
  General and administrative .........................................          5,250           3,283           2,052
  Amortization of intangibles and deferred stock compensation* .......          1,385             245              27
  In-process research and development ................................          1,190              --              --
                                                                             --------        --------        --------
           Total costs and expenses ..................................         19,854          12,262           8,317
                                                                             --------        --------        --------

Loss from operations .................................................         (8,912)         (3,559)         (1,433)

Interest and other expense, net ......................................           (558)           (110)           (185)
                                                                             --------        --------        --------
Net loss .............................................................         (9,470)         (3,669)         (1,618)

Redeemable convertible preferred stock accretion .....................              6               6               3
                                                                             --------        --------        --------
Net loss applicable to stockholders ..................................       $ (9,476)       $ (3,675)       $ (1,621)
                                                                             ========        ========        ========
Basic and diluted net loss per share .................................       $  (1.21)       $  (0.73)       $  (0.40)
                                                                             ========        ========        ========
Shares used in calculating basic and diluted net loss per
  share ..............................................................          7,852           5,023           4,004
                                                                             ========        ========        ========

* Amortization of intangibles and deferred stock compensation:
     Amortization of intangibles .....................................       $  1,033        $    211        $     --
     Deferred stock compensation - sales and marketing ...............             61              --              --
     Deferred stock compensation - research and development ..........             72              34              27
     Deferred stock compensation - general and administrative ........            219              --              --
                                                                             --------        --------        --------
     Total ...........................................................       $  1,385        $    245        $     27
                                                                             ========        ========        ========

                See notes to consolidated financial statements.

                     IMMERSION CORPORATION AND SUBSIDIARIES

     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE LOSS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                             Convertible
                                                           Preferred Stock                 Common Stock
                                                      -------------------------     -------------------------
                                                        Shares         Amount         Shares         Amount        Warrants
                                                      ----------     ----------     ----------     ----------     ----------
Balances at January 1, 1997 ......................     2,741,109     $    1,473      4,067,135     $      123     $       39
Net loss .........................................            --             --             --             --             --
Change in net unrealized gains from short-
  term investments ...............................            --             --             --             --             --

Comprehensive loss ...............................            --             --             --             --             --

Issuance of warrants in connection with
  issuance of Series C convertible
  preferred stock ................................            --             --             --             --              6
Exercise of Series A preferred stock warrant .....       121,050             72             --             --            (12)
Exercise of stock options ........................            --             --        105,144             23             --
Issuance of common stock .........................            --             --        137,163            710             --
Issuance of common stock for services ............            --             --         20,219            104             --
Issuance of stock options for license
  agreement ......................................            --             --             --              5             --
Repurchase of common stock .......................            --             --         (2,599)            (4)            --
Deferred stock compensation ......................            --             --             --            168             --
Amortization of stock compensation ...............            --             --             --             --             --
Preferred stock accretion ........................            --             --             --             --             --
                                                      ----------     ----------     ----------     ----------     ----------
Balances at December 31, 1997 ....................     2,862,159     $    1,545      4,327,062     $    1,129     $       33

Net loss .........................................            --             --             --             --             --
Change in net unrealized gains from short-
  term investments ...............................            --             --             --             --             --

Comprehensive loss ...............................            --             --             --             --             --

Issuance of Series D convertible preferred
  stock, net of issuance costs of $374 ...........     1,376,928          5,376             --             --             17
Exercise of Series A preferred stock
  warrants .......................................        30,260             36             --             --             (6)
Exercise of common stock warrants ................            --             --         85,945              4             --
Extension of Series B preferred stock
  warrants .......................................            --             --             --             --             41
Exercise of stock options ........................            --             --      1,024,615            114             --
Issuance of common stock .........................            --             --        244,566          1,680             --
Issuance of common stock for services ............            --             --          3,882             30             --
Issuance of options to nonemployees ..............            --             --             --              4             --
Issuance of common stock and options
  for patents ....................................            --             --        137,190            720             --
Issuance of stock options for consulting
  services .......................................            --             --             --             68             --
Repurchase of stock ..............................        (2,018)            (2)      (502,014)            (2)            --
Amortization of stock compensation ...............            --             --             --             --             --
Preferred stock accretion ........................            --             --             --             --             --
                                                      ----------     ----------     ----------     ----------     ----------
Balances at December 31, 1998 ....................     4,267,329     $    6,955      5,321,246     $    3,747     $       85

                                                                     Accumulated       Note
                                                        Deferred         Other       Receivable
                                                         Stock      Comprehensive      from
                                                      Compensation   Income(Loss)   Stockholder
                                                      ------------  -------------   -----------
Balances at January 1, 1997 ......................     $       --     $        5     $       --
Net loss .........................................             --             --             --
Change in net unrealized gains from short-
  term investments ...............................             --             (3)            --

Comprehensive loss ...............................             --             --             --

Issuance of warrants in connection with
  issuance of Series C convertible
  preferred stock ................................             --             --             --
Exercise of Series A preferred stock warrant .....             --             --             --
Exercise of stock options ........................             --             --             --
Issuance of common stock .........................             --             --             --
Issuance of common stock for services ............             --             --             --
Issuance of stock options for license
  agreement ......................................             --             --             --
Repurchase of common stock .......................             --             --             --
Deferred stock compensation ......................           (168)            --             --
Amortization of stock compensation ...............             27             --             --
Preferred stock accretion ........................             --             --             --
                                                       ----------     ----------     ----------
Balances at December 31, 1997 ....................     $     (141)    $        2     $       --

Net loss .........................................             --             --             --
Change in net unrealized gains from short-
  term investments ...............................             --             (1)            --

Comprehensive loss ...............................             --             --             --

Issuance of Series D convertible preferred
  stock, net of issuance costs of $374 ...........             --             --             --
Exercise of Series A preferred stock
  warrants .......................................             --             --             --
Exercise of common stock warrants ................             --             --             --
Extension of Series B preferred stock
  warrants .......................................             --             --             --
Exercise of stock options ........................             --             --            (17)
Issuance of common stock .........................             --             --             --
Issuance of common stock for services ............             --             --             --
Issuance of options to nonemployees ..............             --             --             --
Issuance of common stock and options
  for patents ....................................             --             --             --
Issuance of stock options for consulting
  services .......................................             --             --             --
Repurchase of stock ..............................             --             --             --
Amortization of stock compensation ...............             34             --             --
Preferred stock accretion ........................             --             --             --
                                                       ----------     ----------     ----------
Balances at December 31, 1998 ....................     $     (107)    $        1     $      (17)

                                                                                      Total
                                                                        Total         Compre-
                                                      Accumulated   Stockholders'     hensive
                                                        Deficit        Equity          Loss
                                                      ----------     ----------     ----------
Balances at January 1, 1997 ......................    $   (1,392)    $      248
Net loss .........................................        (1,618)        (1,618)    $   (1,618)
Change in net unrealized gains from short-
  term investments ...............................            --             (3)            (3)
                                                                                    ----------
Comprehensive loss ...............................            --             --     $   (1,621)
                                                                                    ==========
Issuance of warrants in connection with
  issuance of Series C convertible
  preferred stock ................................            --              6
Exercise of Series A preferred stock warrant .....            --             60
Exercise of stock options ........................            --             23
Issuance of common stock .........................            --            710
Issuance of common stock for services ............            --            104
Issuance of stock options for license
  agreement ......................................            --              5
Repurchase of common stock .......................            --             (4)
Deferred stock compensation ......................            --             --
Amortization of stock compensation ...............            --             27
Preferred stock accretion ........................            (3)            (3)
                                                      ----------     ----------
Balances at December 31, 1997 ....................    $   (3,013)    $     (445)

Net loss .........................................        (3,669)        (3,669)    $   (3,669)
Change in net unrealized gains from short-
  term investments ...............................            --             (1)            (1)
                                                                                    ----------
Comprehensive loss ...............................            --             --     $   (3,670)
                                                                                    ==========
Issuance of Series D convertible preferred
  stock, net of issuance costs of $374 ...........            --          5,393
Exercise of Series A preferred stock
  warrants .......................................            --             30
Exercise of common stock warrants ................            --              4
Extension of Series B preferred stock
  warrants .......................................            --             41
Exercise of stock options ........................            --             97
Issuance of common stock .........................            --          1,680
Issuance of common stock for services ............            --             30
Issuance of options to nonemployees ..............            --              4
Issuance of common stock and options
  for patents ....................................            --            720
Issuance of stock options for consulting
  services .......................................            --             68
Repurchase of stock ..............................        (1,840)        (1,844)
Amortization of stock compensation ...............            --             34
Preferred stock accretion ........................            (6)            (6)
                                                      ----------     ----------
Balances at December 31, 1998 ....................    $   (8,528)    $    2,136

                                                                     (Continued)

                     IMMERSION CORPORATION AND SUBSIDIARIES

     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE LOSS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                       Convertible
                                                                     Preferred Stock                      Common Stock
                                                              ----------------------------        ---------------------------
                                                                Shares            Amount            Shares           Amount
                                                              ----------        ----------        ----------       ----------
Balances at December 31, 1998 .........................        4,267,329        $    6,955         5,321,246       $    3,747

Net loss ..............................................               --                --                --               --
Change in net unrealized gains from
  short-term investments ..............................               --                --                --               --

Comprehensive loss ....................................               --                --                --               --


Issuance of common stock upon conversion
  of investment agreement .............................               --                --            55,762              862
Issuance of common stock ..............................               --                --            68,517              995
Issuance of Series A convertible preferred
  stock, net ..........................................               --                --                --               --
Exercise of convertible preferred stock
  warrants ............................................           72,630               108                --               62
Warrants issued for services ..........................               --                --                --               --
Warrants issued with debt .............................               --                --                --               --
Issuance of common stock warrants .....................               --                --             7,061               --
Exercise of stock options .............................               --                --           460,336              215
Issuance of common stock and options
  for patents .........................................               --                --         1,379,970            5,092
Issuance of stock options for license
  agreement ...........................................               --                --                --              129
Issuance of common stock options for
  services ............................................               --                --            76,665              770
Deferred stock compensation ...........................               --                --                --            2,494
Amortization of stock compensation ....................               --                --                --               --
Reversal of deferred stock compensation
   due to cancellation of stock options ...............               --                --                --              (83)
Issuance of common stock in connection
  with initial public offering, net of expenses
  of $1,620 ...........................................               --                --         4,473,736           48,307
Conversion of preferred stock to common
  stock ...............................................       (4,339,959)           (7,063)        4,339,959            7,063
Conversion of redeemable convertible
  preferred stock to common stock .....................               --                --           863,771            1,482
Preferred stock accretion .............................               --                --                --               --
                                                              ----------        ----------        ----------       ----------
Balances at December 31, 1999 .........................               --        $       --        17,047,023       $   71,135
                                                              ==========        ==========        ==========       ==========

                                                                                                  Accumulated         Note
                                                                                 Deferred            Other         Receivable
                                                                                  Stock          Comprehensive        from
                                                               Warrants        Compensation      Income (Loss)    Stockholder
                                                              ----------        ----------        ----------       ----------
Balances at December 31, 1998 .........................       $       85        $     (107)       $        1       $      (17)

Net loss ..............................................               --                --                --               --
Change in net unrealized gains from
  short-term investments ..............................               --                --                18               --

Comprehensive loss ....................................               --                --                --               --


Issuance of common stock upon conversion
  of investment agreement .............................               --                --                --               --
Issuance of common stock ..............................               --                --                --               --
Issuance of Series A convertible preferred
  stock, net ..........................................               --                --                --               --
Exercise of convertible preferred stock
  warrants ............................................              (62)               --                --               --
Warrants issued for services ..........................              808                --                --               --
Warrants issued with debt .............................            1,165                --                --               --
Issuance of common stock warrants .....................               --                --                --               --
Exercise of stock options .............................               --                --                --               --
Issuance of common stock and options
  for patents .........................................               --                --                --               --
Issuance of stock options for license
  agreement ...........................................               --                --                --               --
Issuance of common stock options for
  services ............................................               --                --                --               --
Deferred stock compensation ...........................               --            (2,494)               --               --
Amortization of stock compensation ....................               --               400                --               --
Reversal of deferred stock compensation
   due to cancellation of stock options ...............               --                35                --               --
Issuance of common stock in connection
  with initial public offering, net of expenses
  of $1,620 ...........................................               --                --                --               --
Conversion of preferred stock to common
  stock ...............................................               --                --                --               --
Conversion of redeemable convertible
  preferred stock to common stock .....................               --                --                --               --
Preferred stock accretion .............................               --                --                --               --
                                                              ----------        ----------        ----------       ----------
Balances at December 31, 1999 .........................       $    1,996        $   (2,166)       $       19       $      (17)
                                                              ==========        ==========        ==========       ==========

                                                                                                      Total
                                                                                    Total            Compre-
                                                              Accumulated       Stockholders'       hensive
                                                                Deficit            Equity             Loss
                                                               ----------        ----------        ----------
Balances at December 31, 1998 .........................        $   (8,528)       $    2,136

Net loss ..............................................            (9,470)           (9,470)       $   (9,470)
Change in net unrealized gains from
  short-term investments ..............................                --                18                18
                                                                                                   ----------
Comprehensive loss ....................................                --                --        $   (9,488)
                                                                                                   ==========

Issuance of common stock upon conversion
  of investment agreement .............................                --               862
Issuance of common stock ..............................                --               995
Issuance of Series A convertible preferred
  stock, net ..........................................                --                --
Exercise of convertible preferred stock
  warrants ............................................                --               108
Warrants issued for services ..........................                --               808
Warrants issued with debt .............................                --             1,165
Issuance of common stock warrants .....................                --                --
Exercise of stock options .............................                --               215
Issuance of common stock and options
  for patents .........................................                --             5,092
Issuance of stock options for license
  agreement ...........................................                --               129
Issuance of common stock options for
  services ............................................                --               770
Deferred stock compensation ...........................                --                --
Amortization of stock compensation ....................                --               400
Reversal of deferred stock compensation
   due to cancellation of stock options ...............                --               (48)
Issuance of common stock in connection
  with initial public offering, net of expenses
  of $1,620 ...........................................                --            48,307
Conversion of preferred stock to common
  stock ...............................................                --                --
Conversion of redeemable convertible
  preferred stock to common stock .....................                --             1,482
Preferred stock accretion .............................                (6)               (6)
                                                               ----------        ----------
Balances at December 31, 1999 .........................        $  (18,004)       $   52,963
                                                               ==========        ==========

                                                                     (Concluded)

                 See notes to consolidated financial statements.

                     IMMERSION CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                               YEARS ENDED DECEMBER 31,
                                                                                       ----------------------------------------
                                                                                         1999            1998            1997
                                                                                       --------        --------        --------
Cash flows from operating activities:
  Net loss .....................................................................       $ (9,470)       $ (3,669)       $ (1,618)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization ..............................................            384             265             215
    Amortization of discounts on notes payable .................................            319              --              --
    Amortization of intangibles ................................................          1,033             211              --
    Amortization of deferred stock compensation ................................            352              34              27
    Write-off of patents and trademarks ........................................             --              --              69
    In-process research and development ........................................          1,190              --              --
    Stock and options issued for consulting services and other .................            770             102             104
    Stock options issued for license agreement .................................             --              --               5
    Extension of warrants for consulting services ..............................             --              41              --
    Noncash interest expense ...................................................            453              92             145
    Changes in operating assets and liabilities:
      Accounts receivable ......................................................            371          (1,013)           (104)
      Inventories ..............................................................           (308)           (294)            (77)
      Prepaid expenses and other assets ........................................           (378)           (138)             --
      Accounts payable .........................................................            514             505             197
      Accrued compensation .....................................................            157              65              15
      Other current liabilities ................................................          2,138             278            (231)
      Deferred rent expense ....................................................             39              --              --
                                                                                       --------        --------        --------
           Net cash used in operating activities ...............................         (2,436)         (3,521)         (1,253)
                                                                                       --------        --------        --------
Cash flows from investing activities:
  Purchases of short-term investments ..........................................         (4,764)         (2,943)         (1,487)
  Sales and maturities of short-term investments ...............................            403           3,752             538
  Purchase of property and equipment ...........................................         (1,153)           (303)           (275)
  Purchase of patents and technology ...........................................           (445)           (434)             --
  Other assets .................................................................           (140)             --              --
                                                                                       --------        --------        --------
           Net cash provided by (used in) investing activities .................         (6,099)             72          (1,224)
                                                                                       --------        --------        --------
Cash flows from financing activities:
  Issuance of Series D convertible preferred stock and warrants, net ...........             --           5,393              --
  Issuance of Series C redeemable convertible preferred stock, net .............             --              (1)          1,474
  Issuance of common stock .....................................................            995              --              --
  Exercise of stock options ....................................................            215           1,778             733
  Repurchase of stock ..........................................................             --          (1,844)             --
  Exercise of warrants .........................................................            108              34              60
  Net proceeds from capital lease ..............................................             41              --              --
  Payments on note payable .....................................................            (85)            (39)            (82)
  Proceeds from (payments on) note due to shareholder ..........................            (60)             60              --
  Proceeds from notes payable ..................................................          3,887              --             500
  Payoff of investment agreement ...............................................           (862)             --              --
  Repurchase of common stock ...................................................             --              --              (4)
  Issuance of common stock in connection with public offering ..................         48,307              --              --
                                                                                       --------        --------        --------
           Net cash provided by financing activities ...........................         52,546           5,381           2,681
                                                                                       --------        --------        --------
Net increase in cash and cash equivalents ......................................         44,011           1,932             204

Cash and cash equivalents, beginning of period .................................          2,595             663             459
                                                                                       --------        --------        --------
Cash and cash equivalents, end of period .......................................       $ 46,606        $  2,595        $    663
                                                                                       ========        ========        ========

                                                                     (Continued)

                     IMMERSION CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                       YEARS ENDED DECEMBER 31,
                                                                                  ---------------------------------
                                                                                   1999           1998         1997
                                                                                  -------       -------       -----
Supplemental disclosure of cash flow information:
  Cash paid for taxes .....................................................       $    --       $     1       $  12
                                                                                  =======       =======       =====
  Cash paid for interest ..................................................       $   487       $   217       $ 100
                                                                                  =======       =======       =====

Supplemental disclosure of noncash investing and financing activities:
  Changes in net unrealized gains (losses) from short-term investments ....       $    18       $    (1)      $  (3)
                                                                                  =======       =======       =====
  Issuance of equity instruments for patents, technology and licenses .....       $ 5,221       $   720       $  --
                                                                                  =======       =======       =====
  Issuance of warrants for services .......................................       $   808       $    --       $   6
                                                                                  =======       =======       =====
  Accretion of redeemable preferred stock .................................       $     6       $     6       $   3
                                                                                  =======       =======       =====
  Exercise of stock option for note receivable ............................       $    --       $    17       $  --
                                                                                  =======       =======       =====
  Asset purchased under a capital lease ...................................       $    45       $    --       $  --
                                                                                  =======       =======       =====
  Conversion of investment agreement to equity ............................       $   862       $    --       $  --
                                                                                  =======       =======       =====
  Issuance of warrants for debt ...........................................       $ 1,165       $    --       $  --
                                                                                  =======       =======       =====

                                                                     (Concluded)

                See notes to consolidated financial statements.

                     IMMERSION CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

1.      SIGNIFICANT ACCOUNTING POLICIES

        Description of Business - Immersion Corporation (the "Company") was incorporated in May 1993 in California and reincorporated in Delaware in 1999 and provides technologies that enable users to interact with computers using their sense of touch.

        Principles of Consolidation and Basis of Presentation - The consolidated financial statements include the accounts of Immersion Corporation and its majority-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. In September 2000, Immersion acquired all outstanding shares of HT Medical System Inc.'s
        (HT) common and preferred stock in a merger accounted for as a pooling of interests (See note 18). Accordingly, the consolidated financial statements have been restated for all periods presented as if Immersion and HT had always been combined.


        Cash Equivalents - The Company considers all highly liquid debt or equity instruments purchased with an original maturity at the date of purchase of 90 days or less to be cash equivalents.

        Short-Term Investments - Short-term investments consist primarily of highly liquid debt instruments purchased with an original maturity at the date of purchase of greater than 90 days and investments in mutual funds. Short-term investments are classified as available-for-sale securities and are stated at market value with unrealized gains and losses reported as a component of accumulated other comprehensive loss within stockholders' equity.

        Inventories - Inventories are stated at the lower of cost (principally on a standard cost basis) or market. Costs are measured using standard costing or first-in first-out method.

        Property - Property is stated at cost and is generally depreciated using the straight-line method over the estimated useful life of the related asset. The estimated useful lives are as follows:

Machinery and equipment ..........................       3-5 years
Computer equipment and purchased software ........       3 years
Furniture and fixtures ...........................       5-7 years

        Leasehold improvements are amortized over the shorter of the lease term or their useful life.

        Purchased Patents and Technology - Purchased patents and technology are stated at cost and are amortized over the shorter of the remaining life of the patent or the estimated useful life of the technology, generally nine years.

        Accumulated amortization was $714,000 and $221,000 at December 31, 1999 and 1998 respectively.

        Long-Lived Assets - The Company reviews for the impairment of a long-lived asset whenever events or changes in circumstances indicate that the carrying amount of that asset may not be recoverable. An impairment loss would be recognized when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount.

        Product Warranty - The Company sells the majority of its products with warranties ranging from three to twelve months. Historically, warranty-related costs have been immaterial.

                     IMMERSION CORPORATION AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

        Note Receivable from Stockholder - The note receivable from stockholder was issued in exchange for common stock, bears interest at 5.39% per annum and is due March 2001.

        Revenue Recognition - The Company recognizes revenues in accordance with applicable accounting standards including American Institute of Certified Public Accountants' (the "AICPA") Statement of Position 97-2, Software Revenue Recognition, as amended. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or service has been rendered, the fee is fixed and determinable, and collectibility is probable. This generally occurs at the time of shipment.

        Revenues from development contracts with the U.S. government and other commercial customers are derived from either fixed price or reimbursement of costs contracts. Contract revenues are recognized under the cost-to-cost percentage-of-completion accounting method based on actual physical completion of work performed and the ratio of costs incurred to total estimated costs to complete the contract. Losses on contracts are recognized when determined. Revisions in estimates are reflected in the period in which the conditions become known. Allowable fees under cost-reimbursement contracts are recognized as costs are incurred.

        The Company recognizes royalty revenue based on royalty reports or related information received from the licensee. Advance payments under license agreements that also require the Company to provide future services to the licensee are deferred and recognized over the service period when vendor specific objective evidence related to the value of the services does not exist.

        At December 31, 1999, the Company has no obligation to repay amounts received under development contracts with the U.S. government or other commercial customers.

        Advertising - Advertising costs (including obligations under cooperative marketing programs) are expensed as incurred and included in sales and marketing expense. Advertising expense was $213,000, $182,000, and $226,000 in 1999, 1998 and 1997 respectively.

        Research and Development - Research and development costs are expensed as incurred. The Company has generated revenues from development contracts with the U.S. government and other commercial customers that have enabled it to accelerate its own product development efforts. Such development revenues have only partially funded the Company's product development activities, and the Company generally retains ownership of the products developed under these arrangements. As a result, the Company classifies all development costs related to these contracts as research and development expenses.

        Income Taxes - The Company provides for income taxes using the asset and liability approach defined by Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes.

        Software Development Costs - Certain of the Company's products include software. Costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs would be capitalized in accordance with SFAS No. 86, Computer Software to be Sold, Leased or Otherwise Marketed. The Company considers technological feasibility to be established upon

                     IMMERSION CORPORATION AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

        completion of a working model of the software and the related hardware. Because the Company believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no costs have been capitalized to date.

        Stock-Based Compensation - The Company accounts for its stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock issued to Employees.

        In March 2000, FASB issued Interpretation (FIN) No. 44, "Accounting for Certain Transactions Involving Stock Compensation - An Interpretation of APB Opinion No. 25." FIN 44 clarifies the application of APB Opinion No. 25 and, among other issues, clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a non-compensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation award in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. The Company does not expect the application of FIN 44 to have a material impact on its financial position or results of operations.

        Comprehensive Income - In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, which requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from nonowner sources. The Company adopted this statement in 1998 and has presented its total comprehensive loss in the statements of stockholders' equity. Accumulated other comprehensive loss during 1999, 1998 and 1997 is comprised of unrealized gains on available-for-sale investments of $19,000, $1,000 and $2,000, respectively.

        Net Loss per Share - Basic net loss per share excludes dilution and is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding for the period (excluding shares subject to repurchase). Diluted net loss per common share was the same as basic net loss per common share for all periods presented since the effect of any potentially dilutive securities is excluded as they are anti-dilutive because of the Company's net losses.

        Use of Estimates - The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Concentration of Credit Risks - Financial instruments that potentially subject the Company to a concentration of credit risk principally consist of cash and cash equivalents, short-term investments and accounts receivable. The Company invests primarily in money market accounts, commercial paper, and debt securities of U.S. government agencies. The Company sells products primarily to companies in North America, Europe and the Far East. A majority of these sales are to customers in the personal computer industry. To reduce credit risk, management performs periodic credit evaluations of its

                     IMMERSION CORPORATION AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

        customers' financial condition. The Company maintains reserves for potential credit losses, but historically has not experienced any significant losses related to individual customers or groups of customers in any particular industry or geographic area.

        Certain Significant Risks and Uncertainties - The Company operates in a dynamic industry and, accordingly, can be affected by a variety of factors. For example, management of the Company believes that changes in any of the following areas could have a negative effect on the Company in terms of its future financial position and results of operations: its ability to obtain additional financing; the mix of revenues; the loss of significant customers; fundamental changes in the technology underlying the Company's products; market acceptance of the Company's and its licensees' products under development; the availability of contract manufacturing capacity; development of sales channels; litigation or other claims against the Company; the hiring, training and retention of key employees; successful and timely completion of product and technology development efforts; and new product or technology introductions by competitors.

        Fair Value of Financial Instruments - Financial instruments consist primarily of cash equivalents, short-term investments, accounts receivable, accounts payable, accrued liabilities, and long-term debt. Cash equivalents and short-term investments are stated at fair value based on quoted market prices. The recorded cost of accounts receivable, accounts payable, accrued liabilities and long-term debt approximate the fair value of the respective assets and liabilities.

        Recently Issued Accounting Standards - In June 1997, the FASB issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, which establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. The Company currently operates in one reportable segment under SFAS No. 131.

        In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement requires companies to record derivatives on the balance sheet as assets or liabilities measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 will be effective for the Company's year ending December 31, 2001. Management believes that this statement will not have a material impact on the Company's financial position or results of operations.

2.      PURCHASED PATENTS AND TECHNOLOGY

        During 1998, the Company entered into a license agreement and acquired various patents relating to touch-enabling technology. In connection with these agreements, the Company paid $434,000, issued 137,190 shares of common stock and issued an option to purchase 242,100 shares of common stock at $3.66 per share (see Note 10). The Company has recorded the estimated fair value of the aggregate consideration of $1,154,000 as purchased patents and technology.

        In February 1999, the Company acquired certain patents and related materials pertaining to touch-enabling technology from another company in exchange for $25,000 in cash and 88,770 shares of the Company's common stock. In addition, the Company is required to issue an additional 16,140 shares of common stock to the seller if the Company is successful in obtaining either a reissue or a foreign version

                     IMMERSION CORPORATION AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

        of at least one of the patents. The Company's stock issued in this transaction is being held in escrow until the successful reissue of at least one of the patents. If this condition is not met at the end of five years and the stock is therefore still held in escrow, the seller has the right to put the shares back to the Company for $3.72 per share. The existence of the put option has the effect of increasing the value assigned to the shares issued to $3.72 per share. As a result, the estimated value of $355,000 (representing 88,770 shares at $3.72 per share plus $25,000) has been recorded as purchased patents and technology.

        In March 1999, the Company acquired certain additional patents relating to touch-enabling technologies and in-process research and development from another company in exchange for 1,291,200 shares of the Company's common stock with an estimated fair value of $4,720,000. The seller had the option to put 807,000 of the shares back to the Company after five years and to require the Company to return the patents, subject to the Company's retaining a non-exclusive license to the patents. This put option expired upon the Company's initial public offering in November, 1999. The Company has included in the aggregate purchase price of the purchased patents and in-process research and development the estimated fair value of $42,000 for the put option and $45,000 of direct acquisition costs. The aggregate purchase price of $4,807,000 has been allocated $3,617,000 to purchased patents and technology and $1,190,000 to acquired in-process research and development. The purchased patents and technology are being amortized over the estimated useful life of nine years. The allocation of the purchase price to the respective intangibles was based on management's estimates of the after-tax cash flows and gave explicit consideration to the Securities and Exchange Commission's views on purchased in-process research and development as set forth in its September 9, 1998 letter to the American Institute of Certified Public Accountants. Specifically, the valuation gave consideration to the following: (i) the employment of a fair market value premise excluding any Company-specific considerations that could result in estimates of investment value for the subject assets; (ii) comprehensive due diligence concerning all potential intangible assets;
        (iii) the determination that none of the technology development had been completed at the time of acquisition; and (iv) the allocation to in-process research and development based on a calculation that considered only the efforts completed as of the transaction date, and only the cash flow associated with these completed efforts for one generation of the products currently in process. As indicated above, the Company recorded a one-time charge of $1,190,000 upon the acquisition in March 1999 for purchased in-process research and development related to five development projects. The charge related to the portion of these products that had not reached technological feasibility, had no alternative future use and for which successful development was uncertain. Management's conclusion that the in-process development effort had no alternative future use was reached in consultation with the engineering personnel from both the Company and the seller.

        The first of these projects is a flexible force feedback development environment that allows developers to choose the level of complexity/functionality that fits their needs. At the time of acquisition, the development was 81% complete and the estimated cost to complete this development was $438,000. Management expects to complete this development of this product and begin shipping it in September 2001. The second of these projects, a three-degree-of-freedom joystick, gives the operator smooth, intuitive movement and feedback along three axes - roll, pitch and yaw - using brushless motor and encoder technology. At the time of acquisition, the development was 36% complete and the estimated cost to complete this development was $109,000. Management expects products based on this technology to become available in December 2000. The third of these projects, a six-degree-of-freedom hand controller, is a small back drivable robot that moves in six degrees of freedom, three linear

                     IMMERSION CORPORATION AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

        positions and attitudes. At the time of acquisition, the development was 70% completed and the estimated cost to complete this development was $88,000. Management expects to complete development of this product and begin shipping it in June 2001. The fourth project is a Flight Yoke, which provides the intuitive motion and feel of an airplane control yoke. It translates in and out to control the pitch, rotates for roll control, and provides the corresponding feel along these axes of motion. At the time of acquisition, the development was 49% completed and the estimated cost to complete this development was $175,000. Management expects that licensees will ship products in fiscal 2001. The fifth development project is a device that allows the user to physically interact with computer generated three-dimensional objects. At the time of acquisition, the development was 11% completed and the estimated cost to complete this development was $248,000. Management expects that the product will become available for sale in fiscal 2000.

        The Company will begin to benefit from the acquired research and development of these products once they begin shipping. Failure to reach successful completion of these projects could result in impairment of the associated capitalized intangible assets and could require the Company to accelerate the time period over which the intangibles are being amortized, which could have a material adverse effect on the Company's business, financial condition and results of operation. Significant assumptions used to determine the value of in-process research and development, include the following: (i) forecast of net cash flows that were expected to result from the development effort using projections prepared by the Company's and the seller's management;
        (ii) the portion of the projects estimated by considering a number of factors, including the costs invested to date relative to total cost of the development effort and the amount of progress completed as of the acquisition date, on a technological basis, relative to the overall technological achievements required to achieve the functionality of the eventual product. The technological issues were addressed by engineering representatives from both the Company and the seller, and when estimating the value of the technology, the projected financial results of the acquired assets were estimated on a stand-alone basis without any consideration to potential synergistic benefits or "investment value" related to the acquisition. As there were no existing products acquired, separate projected cash flows were prepared for only the in-process projects.

        These projected results were based on the number of units sold times the expected average selling price less the associated costs. After preparing the estimated cash flows from the products being developed, a portion of these cash flows were attributed to the existing technology, which was embodied in the in-process product lines and enabled a quicker and more cost-effective development of these products. When estimating the value of the in-process technologies, a discount rate of 30% was used. The discount rate considered both the status and risks associated with the cash flows at the acquisition date. Projected revenues from the in-process products are expected to commence in 2000 and 2001 as the products are completed and begin to ship. Initial annual revenue growth rates after introduction are projected to exceed 50% and decline to less than 15% by 2005. Gross margins from these products are anticipated to be consistent with the gross margins from its other products.

        The technology was acquired in a transaction that was tax-free to the seller and, as a result, the Company has a minimal tax basis in the acquired technology. Accordingly, a deferred tax liability of $1,410,000 has been recorded for the difference in the book and tax bases of the acquired assets. This resulted in the concurrent recognition of previously reserved deferred tax assets of an equal amount. Also, in connection with this acquisition, the Company entered into a consulting arrangement with the seller to provide consulting services related to the development of various platforms of touch-enabling

                     IMMERSION CORPORATION AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

        technology, and collaborate with the Company, in executing development agreements with the U.S. government and other commercial customers for a three year period. In consideration for certain consulting services and rights, the Company granted to the seller a warrant to purchase 322,800 shares of the Company's common stock at $3.66 per share (see Note 10), paid the seller $150,000, and is obligated to pay an additional $75,000 in 2000 and 2001. The consideration for the consulting services of $1,108,000, including the estimated fair value of the warrant ($808,000), has been recorded as prepaid expenses and noncurrent other assets. The consideration for the consulting service will be amortized over the two-year estimated period of benefit of the consulting services. The warrants were fully vested at the date of grant. Accordingly, the fair value of the warrants was determined at the date of grant using the methods specified by SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), with the following assumptions: expected life, 10 years; risk free interest rate, 5.7%; volatility, 50%; and no dividends during the expected term.

        During 1999, in consideration for a technology license agreement, the Company issued an option to purchase 20,175 shares of common stock at an exercise price of $3.66 per share. The Company has recorded the estimated fair value of the option of $129,000 as purchased patents and technology at December 31, 1999 (see Note 10).

3.      CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

        The following is a summary of available-for-sale securities at December 31, 1999 (in thousands):

                                                            UNREALIZED   UNREALIZED
                                              AMORTIZED      HOLDING       HOLDING       MARKET
                                                COST          GAINS         LOSSES        VALUE
                                              ---------     ---------    ----------      -------
Commercial paper .......................       $49,495         $ 19          $--         $49,514
                                               =======         ====          ===         =======
Included in cash equivalents ...........                                                 $44,733
Included in short-term investments .....                                                   4,781
                                                                                         -------
Total available-for-sale securities ....                                                 $49,514
                                                                                         =======

        The following is a summary of available-for-sale securities at December 31, 1998 (in thousands):

                                                         UNREALIZED   UNREALIZED
                                             AMORTIZED    HOLDING      HOLDING    MARKET
                                               COST        GAINS        LOSSES    VALUE
                                             ---------   ----------   ----------  ------
Commercial paper .......................       $401         $  1         $--       $402
                                               ====         ====         ===       ====
Included in cash equivalents ...........                                           $ --
Included in short-term investments .....                                            402
                                                                                   ----
Total available-for-sale securities ....                                           $402
                                                                                   ====

        The Company realized gains on the sales of securities of $0, $56,000 and $14,000 in 1999, 1998 and 1997, respectively, while realizing losses of $0, $1,000 and $1,000 in 1999, 1998 and 1997 respectively.

                     IMMERSION CORPORATION AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

4.      INVENTORIES

        Inventories consist of the following (in thousands):

                                             DECEMBER 31,
                                           ---------------
                                           1999       1998
                                           ----       ----
Raw materials and subassemblies ....       $770       $528
Work in process ....................         34         37
Finished goods .....................        145         76
                                           ----       ----

Total ..............................       $949       $641
                                           ====       ====

5.      PROPERTY AND EQUIPMENT

        Property and equipment consist of the following (in thousands):

                                                          DECEMBER 31,
                                                     ----------------------
                                                      1999            1998
                                                     -------        -------
Machinery and equipment ......................         1,165            856
Computer equipment and purchased software ....       $   665        $   353
Furniture and fixtures .......................           565            216
Leasehold improvements .......................           165             13
                                                     -------        -------
Total ........................................         2,560          1,438
Accumulated depreciation .....................        (1,244)          (891)
                                                     -------        -------
Property and equipment, net ..................       $ 1,316        $   547
                                                     =======        =======

6.      OTHER CURRENT LIABILITIES

        As of December 31, 1999 and 1998, other current liabilities consist of (in thousands):

                                             DECEMBER 31,
                                          -------------------
                                           1999         1998
                                          ------       ------
Deferred revenue ..................       $1,697       $  185
Customer advances .................           39           46
Income taxes payable ..............            2            1
Other accrued liabilities .........          503           82
Note payable to stockholder .......           --           60
                                          ------       ------
Total .............................       $2,241       $  374
                                          ======       ======

                     IMMERSION CORPORATION AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

7.      LONG-TERM DEBT

        The components of long-term debt are as follows (in thousands):

                                                                   DECEMBER 31,
                                                              ----------------------
                                                               1999            1998
                                                              -------        -------
Medtronic note payable ................................       $ 2,896        $    --
Subordinated note payable to SECA VII .................           500            500
Discount on subordinated note payable to SECA VII .....          (187)          (229)
Secured promissory note to Third Coast Capital ........           307             --
Other .................................................            48             85
                                                              -------        -------
Total .................................................         3,564            356
Current portion .......................................          (103)           (44)
                                                              -------        -------
Total long-term debt ..................................       $ 3,461        $   312
                                                              =======        =======

        Medtronic Note Payable - On August 10, 1999, the Company issued a Secured Convertible Promissory Note (the "Note") to Medtronic Asset Management, Inc. ("Medtronic") in exchange for $3,000,000. On March 3, 2000, an additional $500,000 was borrowed under the Note. The $3.5 million note bears interest at a rate of 8% per annum and is due on August 10, 2002. Medtronic may elect to convert all or any part of the outstanding principal plus a pro rata share of accrued interest into shares of common stock, at a conversion price of the lesser of $15.46 per share or the price per share at which any shares of common stock are sold. The Note may also be converted into any other class of capital stock that the Company may issue at a per share price equal to the lowest per share price at which any such shares are issued or sold.

        In connection with the original issuance of the Note and then amended in connection with the additional borrowing in March 2000, the Company granted Medtronic a warrant to purchase up to $2,000,000 of common stock at a price per share equal to the lesser of $15.46 per share or the price per share at which any shares of common stock are sold. The warrant may also be exercised for any other class of capital stock that the Company may issue at a per share price equal to the lowest per share price at which any such shares are issued or sold. The warrant expires on the later to occur of November 10, 2000 or six months after HT completes a sale of capital stock of at least $6 million. The Company allocated $1,126,849 of the note payable proceeds to the warrant and will amortize this amount to interest expense using the effective interest method over the three year period that the related debt is expected to be outstanding. The effect of this allocation results in an effective interest rate of approximately 17%.

        Medtronic was also given the right of first offer for additional development agreements as well as a sale of all or a substantial portion of HT. Under the specific terms of each right of first offer, HT must notify Medtronic if it has received a written offer, or if it is seeking to find a third party to (i) enter a development agreement to develop a simulation system within a field in which Medtronic is active, or (ii) to sell all or a substantial portion of HT. In either case, if Medtronic is interested in (i) participating in a development agreement or (ii) in a purchase of all or a substantial portion of HT, then Medtronic has a thirty day period to negotiate exclusively with HT. If an agreement is not reached within this thirty day period, the Company may enter into an agreement with a third party, provided that the terms of the agreement are at least as favorable to HT as the offer presented by Medtronic.

                     IMMERSION CORPORATION AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

        Subordinated Note Payable - In December 1997, the Company entered into a subordinated note and warrant purchase agreement with SECA VII, under which it was granted a subordinated promissory note for $500,000 with interest at the rate of 13% per annum. The note is secured by substantially all of the Company's assets and was subordinate to the Investment Agreement that was repaid in August 1999 (See Note 8). The note is also secured by a life insurance policy on a Company's employee in the amount of $750,000.

        In connection with the note, the Company gave SECA VII a warrant to purchase 31,056 shares of common stock at a purchase price of $5.16 per share. The warrant may be exercised in increments of 1,500 shares and expires on June 30, 2003. SECA VII has certain put rights that allow it to have the Company purchase the warrant or, if the warrant has been exercised, the shares of common stock issued upon exercise of the warrant, at any time during the six-month period prior to the maturity date of the subordinated note (or upon earlier acceleration of the note). If the warrant has been exercised, the purchase price of the put securities would be the fair market value of one share of common stock multiplied by the number of shares of common stock issued upon exercise of the warrant. If the warrant has not been exercised, the purchase price would be the amount by which the fair market value exceeds the $5.16 purchase price, multiplied by the number of shares for which the warrant is then exercisable. The Company allocated $289,000 of the note payable proceeds to the warrant and is amortizing this amount to interest expense over the five year period that the related debt is expected to be outstanding.

        Secured Promissory Note Payable - In April 2000, the Company entered into a Master Loan and Security Agreement with Third Coast Capital. Under the terms of this agreement, the Company may borrow up to $500,000 through April 1, 2001; however, the Company must borrow at least $250,000 prior to October 1, 2000. All borrowings must be for the purchase of qualifying assets including telecommunication and office equipment or computers and will be secured by those assets. As the amounts are borrowed, each individual note has a term of 36 months and an interest rate of 10.5% per annum. At the expiration of the term of the first note, the Company will also have to make a lump sum payment equal to 10% of the greater of the asset valuation financed under that note or the line of credit balance. On April 11, 2000, the Company borrowed $317,050 against this line of credit that is secured with certain furniture and equipment. In connection with the agreement, the Company issued ten-year warrants to purchase 1,618 shares of common stock at $15.46 per share. These warrants may be exercised at any time prior to April 9, 2010. The Company allocated $11,281 of the proceeds to the warrant and will amortize this amount to interest expense using the effective interest method over the three year period that the related debt is expected to be outstanding.

        Annual maturities of long-term debt at December 31, 1999 are as follows (in thousands):

               2000 ..........       $  103
               2001 ..........          100
               2002 ..........        3,258
                                     ------
               Total .........       $3,461
                                     ======

8.      INVESTMENT AGREEMENT

        In September 1996, the Company entered into an Investment Agreement with Maryland Health Care Product Development, COOK, Inc. and the Department of Business and Economic Development of the State of Maryland, (collectively, the "Investors") under which the Investors invested a total of $1,050,000 in the Company.

                     IMMERSION CORPORATION AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

        On August 10, 1999, the Company exercised its one-time right to convert 50% of the payment stream payable to the Investors to equity within thirty days after the Company obtaining additional equity financing through a qualified private offering. The Company issued the Investors 55,762 shares of common stock at $15.46 per share, which provided the Investors an internal rate of return of 25% per annum. The Company also elected to pay the remaining balance of $861,854 in cash.

9.      COMMITMENTS

        The Company leases several of its facilities under operating leases. In addition, the Company has several operating leases for telephone and computer equipment that expire during fiscal years 2000 through 2003.

        Minimum future lease payments are as follows (in thousands):

                                               CAPITAL     OPERATING
                                                LEASE        LEASE
                                               ------        ------
2000 ...................................       $   12        $  643
2001 ...................................           12           656
2002 ...................................           12           633
2003 ...................................           12           377
2004 ...................................            6           386
Thereafter .............................           --         1,637
                                               ------        ------
Total future minimum lease payments ....           54        $4,332
                                                             ======
Portion representing interest ..........          (13)
                                               ------
                                               $   41
                                               ======

        Rent expense was $689,000, $344,000, and $379,000 in 1999, 1998, and
        1997 respectively.

        The Company has signed an agreement with a significant customer to co-market a licensed product. Pursuant to the terms of the agreement, the Company will reimburse the customer for certain marketing related expenses not to exceed $200,000 per quarter for a period of five quarters beginning with the first calendar quarter of 2000.

10.     STOCKHOLDERS' EQUITY

        Common Stock

        On November 12, 1999, the Company completed its initial public offering of 4,887,500 shares of its common stock (including 637,500 shares issued upon the exercise of the underwriters' over-allotment option) at $12.00 per share. Of the 4,887,500 shares sold 4,473,736 shares were sold by the Company and 413,764 shares were sold by selling shareholders. Net proceeds to the Company, after deducting underwriting discounts and commissions and offering expenses, aggregated approximately $48.3 million. At the closing of the initial public offering all preferred stock was converted to common stock.

                     IMMERSION CORPORATION AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

        Common stock issued to the founders and certain other employees is subject to repurchase agreements under which the Company has the option to repurchase the unvested shares upon termination of employment at the original issue price. The Company's repurchase right generally lapses over four years. At December 31, 1999, the Company's repurchase rights had lapsed. At December 31, 1998, 23,537 shares of common stock were subject to repurchase by the Company.

        During 1999, the Company issued 1,379,970 shares of common stock in connection with purchases of patents and technology (see Note 2) and 68,595 shares of common stock with a fair value of $562,000 for recruiting services. During 1998, the Company issued 137,190 shares of common stock in connection with purchases of patents. The fair value of the common stock of $501,000 was recorded as purchased patents and technology. In July 1998, the Company issued 3,882 shares of common stock at $7.73 per share as compensation to an employee of the Company.

        On June 22, 1999, the Company issued 39,402 shares of common stock at $15.46 per share for a total of $609,000 in cash. The Company also paid commissions and fees of approximately $45,000 related to this private placement and issued a warrant to purchase 2,679 shares of common stock with an exercise price of $18.55 per share that expires on June 21, 2009. The holders of these warrants also have the right to require the Company to convert the warrants at any time into shares of common stock.

        On August 10, 1999, the Company issued a total of 55,762 shares of common stock in conjunction with the conversion of the Investment Agreement (see Note 8).

        On December 27, 1999, the Company issued 12,940 shares of common stock for a total of $200,000 in cash.

        During fiscal 1999, the Company issued 9,705 shares of its common stock for a total of $150,000 in cash. In addition, the Company issued warrants to purchase an additional 6,470 shares of its common stock at the same price of $15.46 per share on or before November 10, 2000.

        The Company also issued 6,470 of its common stock to private investors for total proceeds of $100,000 during 1999.

        In August 1998, the Company closed two private placements for a total of $1,890,000 that gave the Company net proceeds of $1,681,083. Upon closing the private placements, 244,566 shares of common stock were issued at $7.73 per share. These financing transactions also included the issuance of warrants to purchase 24,456 shares of the Company's common stock at an exercise price of $7.73 per share. The warrants expire in August 2008. In fiscal 1997, the Company completed a private placement in which 135,870 shares of the Company's stock were sold to investors at $5.16 per share and 1,293 shares were sold at $7.73 per share. In connection with the private placement, warrants were also issued for 57,746 shares with an exercise price of $5.16 per share and 194 shares with an exercise price of $7.73 per share. The warrants expire on July 1, 2000.

                     IMMERSION CORPORATION AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

        During fiscal 1997, the Company issued 4,691 shares of common stock at $5.16 per share as compensation expense to a director of the Company and 15,528 shares of common stock at $5.16 per share as compensation expense to a consultant. Compensation expense of $104,168 was charged to sales and marketing expenses based on the estimated fair value of the stock.

        The Company repurchased 2,599 shares of common stock in the year ended December 31, 1997 from employees at a price of $0.323 per share.

        Stock Split

        In November 1999, the Company's Board of Directors approved a 0.807-for-one reverse common and Series C and D preferred stock split and a 4.035-for-one Series A and B preferred stock split. All references to share and per-share data for all periods presented have been retroactively adjusted to give effect to the split.

        Common Stock Warrants

        During June 1997, the Company issued a warrant to purchase 91,191 shares of the Company's common stock at an exercise price of $0.19 per share to a Series C preferred investor. The warrant is exercisable through 2002. The estimated fair value of this warrant of $6,000 has been accounted for as a reduction to the Series C preferred stock financing proceeds.

        In connection with the sale of Series D preferred stock, the Company issued a warrant to purchase 11,972 shares of Series D preferred stock at an exercise price of $4.18 to an investment banker. The estimated fair value of this warrant of $17,000 has been accounted for as a reduction to the Series D preferred stock financing proceeds. At the closing of the Company's initial public offering, this warrant to purchase preferred stock was converted to a warrant to purchase common stock.

        As discussed in Note 2, during March 1999, the Company issued a warrant to purchase 322,800 shares of the Company's common stock at an exercise price of $3.66 per share for consulting services. The warrant is exercisable through 2009. The estimated fair value of the warrant of $808,000 has been recorded as prepaid consulting services and is being amortized over the service period of two years.

        Stock Options

        Under the Company's stock option plans, the Company may grant options to purchase up to 7,991,975 shares of common stock to employees, directors and consultants at prices not less than the fair market value on the date of grant for incentive stock options and not less than 85% of fair market value on the date of grant for nonstatutory stock options. These options generally expire ten years from the date of grant. The Company has granted immediately exercisable options as well as options that become exercisable over periods ranging from three months to four years.

        As part of the business combination, the Company assumed HT's 1998 stock option plans.

                     IMMERSION CORPORATION AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

        Under HT's 1998 Plan, a total of 310,560 shares of common stock are reserved for issuance. The majority of the options cliff vest on each anniversary date over a five-year period. Under its plan, the Company granted 12,422 options to members of its subsidiary's Board of Directors in June 1998 with quarterly vesting provisions over a two-year period. In connection with an employment agreement, the Company also granted its subsidiary's chief executive officer options for 2,174 shares of common stock which vested immediately and options for 75,131 shares of common stock that vest upon the completion of a financing of at least $6 million. Both issuances provide for a cash bonus upon exercise of the options and therefore the options are accounted for as variable awards. The 1998 Plan provides for certain provisions for accelerated vesting upon a change of control. All of the options expire ten years from the date of the grant.

        Details of activity under the option plans are as follows:

                                                                                      WEIGHTED
                                                                     NUMBER           AVERAGE
                                                                   OF SHARES       EXERCISE PRICE
                                                                   ----------      --------------
Outstanding, January 1, 1997 ...............................        2,617,470           $ 0.15

Granted (weighted average fair value of $0.21 per share) ...        1,060,127             0.31
Exercised ..................................................         (105,144)            0.21
Canceled ...................................................          (38,988)            0.64
                                                                   ----------           ------
Balances, December 31, 1997 (2,928,319 exercisable at a
  weighted average price of $0.17 per share) ...............        3,533,465             0.19

Granted (weighted average fair value of $0.68 per share) ...          784,298             1.94
Exercised ..................................................       (1,024,615)            0.11
Canceled ...................................................          (88,484)            3.59
                                                                   ----------           ------
Balances, December 31, 1998 (2,822,404 exercisable at a
  weighted average price of $0.33 per share) ...............        3,204,664             0.55

Granted (weighted average fair value of $1.77 per share) ...        2,647,597             7.54
Exercised ..................................................         (460,336)            0.47
Canceled ...................................................         (169,006)            2.40
                                                                   ----------           ------
Balances, December 31, 1999 (3,291,302 exercisable at a
  weighted average price of $0.70 per share) ...............        5,222,919           $ 4.02
                                                                   ==========           ======

                     IMMERSION CORPORATION AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

        Additional information regarding options outstanding as of December 31, 1999 is as follows:

                                             OPTIONS OUTSTANDING
                                          -------------------------           OPTIONS EXERCISABLE
                                           WEIGHTED                       --------------------------
                                            AVERAGE         WEIGHTED                        WEIGHTED
   RANGE OF                                REMAINING        AVERAGE                         AVERAGE
   EXERCISE                  NUMBER       CONTRACTUAL       EXERCISE        NUMBER          EXERCISE
    PRICES                OUTSTANDING     LIFE (YEARS)       PRICE        EXERCISABLE        PRICE
--------------            ----------      ------------     ---------      -----------      ---------
$0.04 - $ 0.14               857,803            5.40       $    0.07         851,078       $    0.07
$0.17 - $ 0.37               966,839            5.27            0.26         943,049            0.26
$0.41 - $ 1.24               672,189            7.67            0.66         626,009            0.67
$1.36 - $ 4.02             1,015,853            8.75            4.22         330,452            3.37
$8.67 - $10.00             1,710,235            9.45            9.34           7,527            9.50
--------------             ---------       ---------       ---------       ---------       ---------
$0.04 - $10.00             5,222,919            7.64       $    4.02       2,758,115       $    0.70
==============             =========       =========       =========       =========       =========

        At December 31, 1999, the Company had 1,626,598 shares available for future grants under the option plans.

        Additional Stock Plan Information

        As discussed in Note 1, the Company accounts for its stock-based awards using the intrinsic value method in accordance with APB No. 25 and its related interpretations. SFAS 123 requires the disclosure of pro forma net loss had the Company adopted the fair value method as of the beginning of fiscal 1996. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though these models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the minimum value method with the following weighted average assumptions: expected life, 18 months following vesting; risk free interest rate, 5.4%, 5.3%, and 6.0% in 1999, 1998, and 1997 respectively; volatility, 50% subsequent to the initial public filing in November 1999; and no dividends during the expected term. The Company's fair value calculations on stock-based awards under the 1999 Employee Stock Purchase Plan ("ESPP") were also made using the option pricing model with the following weighted average assumptions: expected life, 18 months; volatility, 50%; risk free interest rate, 5.4%; and no dividends during the expected term. The Company's calculations are based on a multiple option valuation approach and forfeitures are recognized as they occur. If the computed fair values of the awards issued in 1999, 1998, and 1997 had been amortized to expense over the vesting periods of the awards, pro forma net loss would have been $10,122,631 ($0.59 net loss per share), $3,887,226 ($0.73 net loss per share) and $1,618,252 ($0.37 net loss per share) in 1999, 1998, and 1997, respectively.

        The Company had outstanding nonstatutory stock options to consultants to purchase 239,604, 169,570, and 111,182 shares of common stock at December 31, 1999, 1998 and 1997, respectively. Compensation expense of $138,000, $78,000, and $10,000 was recognized as result of these options in 1999, 1998, and 1997, respectively. The fair value of the unvested portion of these options is being amortized over the vesting period. The fair value attributable to the unvested portion of these options is

                     IMMERSION CORPORATION AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

        subject to adjustment based upon the future value of the Company's common stock. The fair values of these options were determined at the date of vesting using the methods specified by SFAS 123 with the following weighted average assumptions during 1999, 1998, and 1997, respectively: expected life, 10 years; risk free interest rate, 5.2%, 5.3% and 6.0%; volatility, 50%; and no dividends during the expected term. Forfeitures are recognized as they occur.

        In addition, the Company granted nonstatutory stock options to purchase 20,175 and 242,100 shares of common stock in 1999 and 1998, respectively, in connection with licensing of technology and the acquisition of patents (see Note 2). The estimated fair value of these options of $129,000 and $219,000 as of 1999 and 1998, respectively, has been recorded as purchased patents and technology. These options were fully vested at the date of grant. Accordingly, the fair value of the options was determined at the date of grant using the methods specified by SFAS 123, with the following assumptions during 1999 and 1998, respectively: expected life, 10 years; risk free interest rate, 5.0% and 5.5%; volatility, 50% and 25%; and no dividends during the expected term.

        Employee Stock Purchase Plan

        Upon the closing of the Company's initial public offering on November 12, 1999, the Company adopted its' ESPP. Under the ESPP, eligible employees may purchase common stock through payroll deductions at a purchase price of 85% of the lower of the fair market value of the Company's stock at the beginning of the offering period or the purchase date. Participants may not purchase more than 1,000 shares in a six-month offering period or stock having a value greater than $25,000 in any calendar year as measured at the beginning of the offering period. A total of 500,000 shares of common stock are reserved for the issuance under the ESPP plus an automatic annual increase on January 1, 2000 and on each January 1 thereafter through January 1, 2010 by an amount equal to the lesser of 500,000 shares per year or a number of shares determined by the Board of Directors. As of December 31, 1999, no shares had been purchased under the plan.

        Deferred Stock Compensation

        In connection with grants of certain stock options to employees and directors in 1999, the Company recorded $2,494,000 for the difference between the deemed fair value for accounting purposes and the stock price as determined by the Board of Directors on the date of grant. This amount has been presented as a reduction of stockholders' equity and is being amortized to expense over the vesting period of the related stock options.

        In January 2000, HT's board of directors approved a repricing of all outstanding stock options that had been granted on or after June 1, 1998 from $15.46 per share to $7.73 per share. A total of 30,797 options were repriced. Beginning July 1, 2000, the Company will recognize stock compensation relating to the unexpired repriced shares. Future expense related to vested and unvested stock option shares is dependent on the market value of the shares at the end of each quarter until the repriced stock options are exercised, forfeited or expire and is therefore unknown at this time.

                     IMMERSION CORPORATION AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

11.     NET LOSS PER SHARE

        The following is a reconciliation of the numerators and denominators used in computing basic and diluted net loss per share (in thousands):

                                                                           YEAR ENDED DECEMBER 31,
                                                                   -------------------------------------
                                                                    1999           1998           1997
                                                                   -------        -------        -------
Numerator:
  Net loss .................................................       $(9,470)       $(3,669)       $(1,618)
  Redeemable preferred stock accretion .....................             6              6              3
                                                                   -------        -------        -------
Net loss applicable to common stockholders .................       $(9,476)       $(3,675)       $(1,621)
                                                                   =======        =======        =======
Denominator:
  Weighted average common shares outstanding ...............         7,928          5,084          4,180
  Weighted average common shares held in escrow ............           (76)            --             --
  Weighted average common shares outstanding subject to
    repurchase .............................................            --            (61)          (176)
                                                                   -------        -------        -------
Shares used in computation, basic and diluted ..............         7,852          5,023          4,004
                                                                   =======        =======        =======
Loss per common share, basic and diluted ...................       $ (1.21)       $ (0.73)       $ (0.40)
                                                                   =======        =======        =======

        The Company's computation of net loss per share excludes 88,770 shares held in escrow as discussed in Note 2, as the conditions required to release these shares from escrow had not been satisfied as of December 31, 1999.

        For the above-mentioned periods, the Company had securities outstanding that could potentially dilute basic earnings per share in the future, but were excluded from the computation of diluted net loss per share in the periods presented since their effect would have been anti-dilutive. These outstanding securities consisted of the following:

                                                                  YEAR ENDED DECEMBER 31,
                                                         -----------------------------------------
                                                           1999            1998            1997
                                                         ---------       ---------       ---------
Investment agreement .............................              --          84,969          84,969
Convertible note payable .........................         226,450              --              --
Redeemable convertible preferred stock ...........              --         863,771         864,642
Convertible preferred stock ......................         264,445       4,267,329       2,862,159
Shares of common stock subject to repurchase .....              --          23,537         125,813
Outstanding options ..............................       5,222,919       3,204,664       3,533,465
Warrants .........................................         539,415         296,306         287,087

12.     INCOME TAXES

        No provision for federal income taxes was required for the years ended December 31, 1999, 1998 and 1997 due to net losses in these periods.

                     IMMERSION CORPORATION AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

        Significant components of the net deferred tax assets and liabilities for federal and state income taxes consisted of (in thousands):

                                                                        DECEMBER 31,
                                                                   ----------------------
                                                                    1999           1998
                                                                   -------        -------
Deferred tax assets:
  Net operating loss carryforwards .........................       $ 4,181        $ 2,264
  Deferred revenue .........................................           713             13
  Deferred compensation ....................................            31             13
  Deferred rent ............................................            15             --
  Research and development credits .........................           206            147
  Reserves and accruals recognized in different periods ....           174             84
  Depreciation and amortization ............................           105             79
                                                                   -------        -------
Total deferred tax assets ..................................         5,425          2,600
Deferred tax liabilities:
  Difference in tax basis of purchased technology ..........        (1,139)            --
  Cash to accrual basis adjustment .........................           (45)           (67)
Valuation reserve ..........................................        (4,241)        (2,533)
                                                                   -------        -------
Net deferred tax assets ....................................       $    --        $    --
                                                                   =======        =======

        As discussed in Note 2, a deferred tax liability relating to a difference in the tax basis for purchased technology was established in 1999. This resulted in the concurrent $1.4 million reversal of the valuation reserve for deferred tax assets.

        The Company's effective tax rate differed from the expected benefit at the federal statutory tax rate as follows:

                                                 1999        1998        1997
                                                ------      ------      ------
Federal statutory tax rate .................     (35.0)%     (35.0)%     (35.0)%
State taxes, net of federal benefit ........      (6.0)       (6.0)       (6.0)
Stock compensation .........................       2.3          --          --
Other ......................................      (0.2)        0.6         0.6
Valuation allowance ........................      38.9        40.4        40.4
                                                ------      ------      ------
Effective tax rate .........................        -- %        -- %        -- %
                                                ======      ======      ======

        Substantially all of the Company's loss from operations for all periods presented is generated from domestic operations.

        At December 31, 1999, the Company has federal and state net operating loss carryforwards of approximately $10,806,000 and $9,241,000, respectively, expiring through 2020 and through 2004, respectively.

                     IMMERSION CORPORATION AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

     Current federal and state tax laws include provisions limiting the annual use of net operating loss carryforwards in the event of certain defined changes in stock ownership. The Company's issuances of common and preferred stock may have resulted in such a change. Accordingly, the annual use of the Company's net operating loss carryforwards would be limited according to these provisions. Management has not yet determined the extent of this limitation, and this limitation may result in the loss of carryforward benefits due to their expiration.

13.  SEGMENT INFORMATION, OPERATIONS BY GEOGRAPHIC AREA AND SIGNIFICANT
     CUSTOMERS

     The Company operates in one business segment, which is the design, development, production, marketing and licensing of products based on touch-enabling technology. These devices are used in computer entertainment, personal computing, medical and other professional computing applications. The Company operates entirely in North America and does not maintain operations in other countries. The following is a summary of revenues within geographic areas. Revenues are broken out geographically by the ship-to location of the customer as follows (in thousands):

                                                    YEAR ENDED DECEMBER 31,
                                               ---------------------------------
                                                1999          1998         1997
                                               -------       ------       ------
North America ..........................       $ 8,295       $6,770       $5,877
Europe .................................         1,274        1,124          648
Far East ...............................         1,218          698          347
Rest of the world ......................           155          111           12
                                               -------       ------       ------
Total ..................................       $10,942       $8,703       $6,884
                                               =======       ======       ======

     Significant Customers

     In 1999, 19% of total revenues came from two unrelated customers, each customer accounted for 9.5% of our total revenues. In 1998, a stockholder and two unrelated customers accounted for 6%, 10% and 10% of total revenues, respectively. In 1997, one unrelated customer accounted for 24% of total revenue.

     Receivables due from one unrelated customer was $137,000 at December 31, 1999. Receivables due from a stockholder were $387,000 at December 31, 1998. Receivables due from two unrelated customers were $158,000 and $57,000 at December 31, 1997.

14.  EMPLOYEE BENEFIT PLAN

     The Company has a 401(k) tax-deferred savings plan under which eligible employees may elect to have a portion of their salary deferred and contributed to the 401(k) plan. Contributions may be made by the Company at the discretion of the Board of Directors. As of December 31, 1999 the recorded expenses were approximately $95,000, $31,000, and $27,000 for 1999, 1998 and 1997, respectively.

                     IMMERSION CORPORATION AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

15.  GOVERNMENT AUDITS

     Billings under certain cost-based government contracts are calculated using provisional rates that permit recovery of indirect costs. These rates are subject to audit on an annual basis by the government agencies' cognizant audit agency. The cost audit will result in the negotiation and determination of the final indirect cost rates that the Company may use for the period(s) audited. The final rates, if different from the provisionals, may create an additional receivable or liability.

     As of December 31, 1999, the Company has not reached final settlements on indirect rates. The Company has negotiated provisional indirect rates for the years ended December 31, 1999 and 1998. The Company periodically reviews its cost estimates and experience rates, and any needed adjustments are made and reflected in the period in which the estimates are revised. In the opinion of management, redetermination of any cost-based contracts for the open years will not have a material effect on the Company's financial position or results of operations.

16.  RELATED PARTIES

     In July 1997, the Company transferred certain patent rights related to its MicroScribe product to a newly created limited liability corporation, MicroScribe LLC, in exchange for 1,000 Class 1 Units and 98,999 Class 2 Units. This investment represents a 99% ownership of MicroScribe LLC. Subsequently, the Company distributed all Class 2 Units to its then outstanding common, preferred and vested option holders on a pro rata basis. The Company maintains a 1% ownership of MicroScribe LLC subsequent to the distribution of the Class 2 Units. There was no recorded value related to these internally-developed patent agreements, and thus no amount was recognized as a result of the transfer.

     During July 1997, the Company also entered into an exclusive ten-year license agreement with MicroScribe LLC (the "Agreement") for the right to manufacture, market and sell the related MicroScribe technology. Under the terms of the Agreement, the Company must pay a royalty to MicroScribe LLC based on a variable percentage of net receipts as defined under the Agreement. Royalty expense under the Agreement was $132,000, $116,000 and $49,000 in 1999, 1998 and 1997, respectively.

     As discussed in Note 13, a stockholder accounted for $249,000 of royalty revenue and $316,000 of development contract revenue in 1998.

     In fiscal year 1995, the Company loaned $4,000 to Biomedical Visualization International, L.L.C., ("BVI"), which is wholly owned by two of the Company's stockholders. The terms of the note called for interest to be accrued at a rate of 10% per annum with principal and interest payable on demand. On April 10, 2000, BVI filed for dissolution and repaid approximately $2,500 of its indebtedness. The Company wrote off the remaining balance.

     In April 1999, an executive officer loaned the Company $60,000 to meet its immediate cash needs. The note was not discounted due to the short-term nature of the borrowing and the fact that the total discount amount was not material to the Company's financial position or statement of operations. The note was repaid on August 16, 1999.

     Two of the Company's stockholders loaned the Company $35,000 in 1999.

                     IMMERSION CORPORATION AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

17.  CONTINGENCIES

     The Company has received claims from third parties asserting that the Company's technologies, or those of its licensees, infringe on the other parties' intellectual property rights. Management believes that these claims are without merit and, with respect to each, has obtained or is in the process of obtaining written non-infringement and/or patent invalidity opinions from outside patent counsel. Accordingly, in the opinion of management, the outcome of such claims will not have a material effect on the financial statements of the Company.

     The Company's 70% owned subsidiary, Sky Fitness, has had claims against it relating to the Sky Fitness mark. The claims allege that the SkyCYCLE infringes a competitor's mark and that an employee of the Company violated a noncompete clause within his employment agreement. The Company believes these claims are without merit and would vigorously defend itself if these claims were to progress.

18.  SUBSEQUENT EVENTS

     The Company completed a merger with HT on September 29, 2000, in a business combination accounted for as a pooling of interests. HT, a leading developer and manufacturer of products that simulate hands-on medical procedures to create realistic training environments for doctors and other healthcare personnel, became a wholly-owned subsidiary of the Company upon consummation of the merger. Under the terms of the agreement, the former shareholders, warrant and option holders of HT common and preferred stock received shares, warrants and options of Immersion common stock at the rate of approximately 0.5176 shares of Immersion common stock for each share of HT common and preferred stock. Immersion issued a total of approximately
     1.335 million shares of its common stock in exchange for all outstanding shares of HT common and preferred stock and reserved approximately 835,000 shares of common stock for issuance upon the exercise of HT options the Company assumed pursuant to the agreement. In connection with the merger, the Company incurred merger expenses of approximately $1.4 million, which are included in acquisition related charges in the unaudited condensed consolidated statement of operations for the nine months ended September 30, 2000.

     The consolidated financial statements of Immersion have been restated to include the financial position, results of operations and cash flows of HT for all periods presented as if HT had always been combined. Prior to the merger with Immersion, HT ended its fiscal year on May 31. The restated consolidated balance sheet as of December 31, 1999 and 1998 include amounts for HT as of May 31, 2000 and 1999 respectively. The restated consolidated statement of operations, stockholders equity and comprehensive loss and cash flows for the years ended December 31, 1999, 1998 and 1997 include amounts for HT for the fiscal years ended five months later.

                     IMMERSION CORPORATION AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

     The restated consolidated statement of operations include the following amounts for Immersion and HT derived from the fiscal years indicated above:

                                                 YEAR ENDED DECEMBER 31,
                                           ------------------------------------
                                             1999          1998           1997
                                           --------       -------       -------
Total revenues:
  Immersion .........................      $  8,038       $ 5,021       $ 4,332
  HT ................................         2,925         3,682         2,552
  Eliminations ......................           (21)           --            --
                                           --------       -------       -------
Total ...............................      $ 10,942       $ 8,703       $ 6,884
                                           ========       =======       =======
Net loss:
  Immersion .........................      $ (4,354)      $(1,673)      $  (527)
  HT ................................        (5,116)       (1,996)       (1,091)
                                           --------       -------       -------
Total ...............................      $ (9,470)      $(3,669)      $(1,618)
                                           ========       =======       =======

     The combined results of operations include elimination of royalty revenue derived by Immersion from HT and certain reclassifications of HT's financial statements to conform to Immersion's presentation.

     Subsequent to the merger, HT changed its fiscal year to December 31 to conform to Immersion's presentation. Immersion's 10Q for the nine months ended September 30, 2000 includes amounts for HT for the nine months ended September 30, 2000 combined with Immersion's statement of operations for the same period.

     In June 2000, the Company made a $5.0 million strategic investment in Geometrix, Inc. ("Geometrix"), the developer of the 3Scan(TM) product line which enables creation of three-dimensional models through the use of digital cameras. The Company also signed a strategic partnership agreement with Geometrix during the second quarter of fiscal 2000 to develop products for the three-dimensional web marketplace. Under the agreement, Geometrix has contracted with the Company for development work.

     In March 2000 and June 2000, the Company made an investment of $1.0 million in There, Inc., a technology application developer, and a $500,000 equity investment in Endpoints, Inc., an application specific integrated circuit design semiconductor company. Both investments represent less than a 5% ownership interest.

     In March 2000, the Company completed its acquisition of Montreal-based Haptic Technologies Inc. ("Haptic") for approximately $7.0 million, consisting of 141,538 shares of the Company's common stock and $338,000 paid in cash. Haptic develops and markets hardware and software that brings the sense of touch to computing environments. As a result of the acquisition, Haptic became a wholly-owned subsidiary of the Company and will continue operations in Montreal, Canada. The acquisition was accounted for using the purchase method. In connection with the transaction, the Company assumed unvested options of Haptic resulting in deferred stock compensation of $5.5 million which will be amortized over the remaining vesting period of approximately four years.

     In August 2000, the Company acquired all outstanding shares of Virtual Technologies Inc. ("VTI") for approximately $7.75 million, consisting of 320,598 shares of the Company's common stock and $965,000 paid in cash. VTI develops and markets hardware and software products that are used throughout the world in high-end simulation, mechanical computer aided design, visualization and motion capture applications as well as research. As a result of the acquisition, VTI became a wholly-owned subsidiary of Immersion. The acquisition was accounted for using the purchase method, and, accordingly, the acquired assets and liabilities were recorded at their fair market values at the date of

                     IMMERSION CORPORATION AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

     acquisition. In connection with the transaction, the Company assumed unvested options of VTI, resulting in deferred stock compensation of $282,000, which will be amortized over the remaining vesting period of approximately five years.

                                    * * * * *

     (c)  EXHIBITS.

          EXHIBIT NO.                  DESCRIPTION
          23.1         Consent of Deloitte & Touche LLP, independent auditors
          23.2         Consent of Ernst & Young LLP, independent auditors
          27           Restated Financial Data Schedules

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  December 2, 2000
                                      Immersion Corporation

                                      By /s/ VICTOR VIEGAS
                                         --------------------------------------
                                         Victor Viegas
                                         Chief Financial Officer
                                         and Vice President, Finance

                                  EXHIBIT INDEX

          EXHIBIT NO.                  DESCRIPTION
          23.1         Consent of Deloitte & Touche LLP, independent auditors
          23.2         Consent of Ernst & Young LLP, independent auditors
          27           Restated Financial Data Schedules


                                       4